UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

COCA-COLA BOTTLING CO. CONSOLIDATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COCA-COLA BOTTLING CO. CONSOLIDATED

Notice of Annual Meeting

and

Proxy Statement

2016 Annual Meeting of Stockholders

May 10, 2016

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

March 30, 2016

Dear Stockholder:

On behalf of the Board of Directors and the management of Coca-Cola Bottling Co. Consolidated (the “Company”), I invite you to the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2016 at the Company’s Corporate Center in Charlotte, North Carolina. Details regarding admission to the meeting and the business to be conducted are described in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting in person, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

J. Frank Harrison, III

Chairman and Chief Executive Officer

COCA-COLA BOTTLING CO. CONSOLIDATED

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

(704) 557-4400

Notice of 2016 Annual Meeting of Stockholders

March 30, 2016

To Stockholders of Coca-Cola Bottling Co. Consolidated:

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Coca-Cola Bottling Co. Consolidated (the “Company”) will be held at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2016 at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, for the purpose of voting on the following matters:

1.	To elect the 12 directors nominated by the Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR items 1 and 2. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you received a hard copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your shares.

Only stockholders of record at the close of business on March 14, 2016 will be entitled to vote at the Annual Meeting. The Proxy Statement and the 2015 Annual Report to Stockholders are available at www.proxyvote.com and at www.cokeconsolidated.com. On or about March 30, 2016, the Company will begin mailing to its stockholders the Proxy Statement, the accompanying proxy card or voting instruction form and the 2015 Annual Report to Stockholders, or a Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Umesh M. Kasbekar

Vice Chairman and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 10, 2016.

The Proxy Statement and the 2015 Annual Report to Stockholders

are available at www.proxyvote.com.

i

PROXY STATEMENT

The Board of Directors (the “Board”) of Coca-Cola Bottling Co. Consolidated (“Coke Consolidated” or the “Company”) is providing these materials to you in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2016 at Coke Consolidated’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

General Information

Why am I receiving these materials?

You have received these materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that Coke Consolidated is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail. The notice, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 30, 2016, and the proxy materials were posted on the investor relations portion of the Company’s website, www.cokeconsolidated.com, and on the website referenced in the notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

What is included in these materials?

These materials include:

●	the Proxy Statement for the Annual Meeting; and

●	the 2015 Annual Report to Stockholders, which contains the Company’s audited consolidated financial statements.

If you received printed copies of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

●	the election of 12 directors; and

●	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

●	“FOR” the election of each of the director nominees named in this Proxy Statement to the Board; and

●	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

●	stockholders of record as of the close of business on March 14, 2016;

●	holders of valid proxies for the Annual Meeting; and

●	invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board set March 14, 2016 as the record date. As of the record date, there were 7,141,447 shares of common stock outstanding and 2,171,702 shares of class B common stock outstanding. Each share of Coke Consolidated common stock outstanding on the record date is entitled to one vote and each share of Coke Consolidated class B common stock outstanding on the record date is entitled to 20 votes on all matters presented at the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Coke Consolidated stock is reflected directly on the books and records of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC. If you hold Coke Consolidated stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. Coke Consolidated only has access to ownership records for the registered shares. If you are not a stockholder of record and you wish to attend the Annual Meeting, the Company will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your bank, broker or other nominee or a copy of your notice or voting instruction form.

How do I vote?

You may vote by any of the following methods:

●

In person.  Stockholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the stockholder of record to vote in person at the meeting.

●

By phone or via the Internet.   Stockholders of record may vote by proxy, by phone or via the Internet, by following the instructions included in the proxy card provided. If you are a beneficial owner of shares held in street name, your ability to vote by phone or via the Internet depends on the voting procedures of the stockholder of record (e.g., your bank, broker or other nominee). Please follow the directions included in the voting instruction form provided to you by the stockholder of record.

●	By mail. Stockholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote as follows:

●

Stockholders of record.  You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by phone or via the Internet, and until the applicable deadline for each method; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

●

Beneficial owners of shares held in “street name.”  You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

What happens if I do not give specific voting instructions?

Stockholders of record.  If you are a stockholder of record and you vote by proxy, by phone, via the Internet or by signing, dating and returning a proxy card, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in “street name.”  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

What is the voting requirement to approve each of the proposals?

●

Proposal 1, Election of Directors. The 12 nominees for the Board receiving the highest number of affirmative votes of the shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected as directors. There is no cumulative voting with respect to the election of directors.

●

Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting.

●

Other Items.  Approval of any other matters requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote on the item at the Annual Meeting.

What is the quorum for the Annual Meeting? How are withhold votes, abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Coke Consolidated common stock and class B common stock voting together as a class is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, by telephone, via the Internet, or by submitting a properly executed proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting; however, broker non-votes are not counted as present for the purpose of determining a quorum for Proposal 1, the election of directors.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors is a non-routine matter. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on this proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016 should be considered a routine matter.

With respect to Proposal 1, the election of directors, withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal.

With respect to Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016, an abstention will be counted as a vote present and entitled to vote on the proposal and will have the same effect as a vote against the proposal, and a broker non-vote will not be considered entitled to vote on this proposal and will therefore have no effect on its outcome.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse its transfer agent, brokerage firms, financial institutions and other custodians, nominees, fiduciaries and holders of record for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email. The Company has retained Broadridge Financial Solutions to aid in the solicitation of proxies with respect to shares of stock held by brokers, financial institutions, and other custodians, fiduciaries and holders of record for a fee of approximately $1,000, plus expenses.

What are the expected voting results?

The Company expects each of the proposals of the Board to be approved by the stockholders. The Board has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,171,400 shares of Coke Consolidated’s class B common stock (representing 43,428,000 votes and an aggregate of 85.9% of the total voting power of Coke Consolidated common stock and class B common stock together as of the record date) “FOR” the election of each of the Board’s nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of Coke Consolidated common stock and class B common stock beneficially owned on March 14, 2016 by each director, nominee for director, named executive officer and all directors and executive officers as a group. As of March 14, 2016, a total of 7,141,447 shares of common stock and 2,171,702 shares of class B common stock were outstanding. Information about the beneficial ownership of the common stock and class B common stock owned by Mr. Harrison is shown on page 7.

Name	Class	Amount and Nature of Beneficial Ownership		Percentage of Class
Robert G. Chambless	Common Stock	0		—
Alexander B. Cummings, Jr.	Common Stock	0		—
Sharon A. Decker	Common Stock	0		—
William B. Elmore(1)	Common Stock	0		—
Morgan H. Everett	Common Stock	0	(2)	—
Deborah H. Everhart	Common Stock	0	(3)	—
Henry W. Flint	Common Stock	0		—
Norman C. George	Common Stock	0		—
James E. Harris	Common Stock	0		—
James R. Helvey, III	Common Stock	0		—
William H. Jones	Common Stock	100	(4)	*
Umesh M. Kasbekar	Common Stock	0		—
David M. Katz	Common Stock	0		—
James H. Morgan	Common Stock	0		—
John W. Murrey, III	Common Stock	1,000		*
Sue Anne H. Wells	Common Stock	0	(5)	—
Dennis A. Wicker	Common Stock	0		—
Directors and executive officers as a group (excluding Mr. Harrison) (21 persons)	Common Stock	1,106		*

*	Less than 1% of the outstanding shares of such class.

(1)	Mr. Elmore resigned as a director and an officer of the Company effective November 30, 2015.

(2)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership—FH1 and 78,596 shares of class B common stock held by a trust of which Ms. Everett is one of the beneficiaries. Ms. Everett has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(3)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership—DH1 and 78,595 shares of class B common stock held by a trust for the benefit of Ms. Everhart. Ms. Everhart has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(4)	Held jointly with his spouse.

(5)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership—SW1 and 78,595 shares of class B common stock held by a trust for the benefit of Dr. Wells. Dr. Wells has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

Principal Stockholders

The following table provides information about the beneficial ownership of Coke Consolidated common stock and class B common stock as of March 14, 2016 by each person that owned more than 5% of Coke Consolidated common stock or class B common stock as of such date:

Name and Address of Beneficial Owner	Class	Number of Shares and Nature of Beneficial Ownership		Percentage of Class(1)	Total Votes	Percentage of Total Votes(1)
J. Frank Harrison, III, J. Frank Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, NC 28211	Common Stock Class B Common Stock	2,171,400(2) 2,171,400(3)	(4)	23.3% 99.99%	43,428,000	85.9%
The Coca-Cola Company One Coca-Cola Plaza Atlanta, GA 30313	Common Stock	2,482,165(5)		34.8%	2,482,165	4.9%
FMR LLC 245 Summer Street Boston, MA 02210	Common Stock	865,989(6)		12.1%	865,989	1.7%

(1)	A total of 7,141,447 shares of common stock and 2,171,702 shares of class B common stock were outstanding on March 14, 2016. The percentage of Coke Consolidated common stock owned by J. Frank Harrison, III shown in the “Percentage of Class” column assumes conversion of all 2,171,400 shares of class B common stock beneficially owned as described in note (3) that are convertible into shares of common stock. The percentages of Coke Consolidated common stock owned by The Coca-Cola Company and the other person identified in the table that owned more than 5% of Coke Consolidated common stock as of March 14, 2016 do not assume such conversion has occurred.

(2)	Consists of 2,171,400 shares of class B common stock beneficially owned as described in note (3) that are convertible into shares of common stock.

(3)	Consists of (a) a total of 1,605,534 shares of class B common stock held by the JFH Family Limited Partnership—FH1, the JFH Family Limited Partnership—SW1 and the JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships) has sole voting and investment power; (b) 235,786 shares of class B common stock held by certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison has sole voting and investment power; and (c) 330,080 shares of class B common stock held directly by Mr. Harrison as to which he has sole voting and investment power.

(4)	The trusts described in note (3)(b) have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of class B common stock. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts. Accordingly, the table does not include shares related to this exchange right.

(5)	This information is based upon a Schedule 13D/A filed jointly with the SEC by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis LLC and Carolina Coca-Cola Bottling Investments, Inc. on February 10, 2016. The Schedule 13D/A reports that such entities have shared voting and investment power over all of such shares.

(6)	This information is based upon a Schedule 13G/A filed jointly with the SEC by FMR LLC (“FMR”) and Abigail P. Johnson on February 12, 2016. The Schedule 13G/A reports that FMR has sole voting power over 301,549 shares, shared voting power over no shares and sole investment power over all of such shares. Members of the Johnson family, including Abigail P. Johnson (a director, the Vice Chairman, the Chief Executive Officer and the President of FMR), are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

Proposal 1: Election of Directors

The Board has nominated 12 directors for election at the Annual Meeting to hold office until the next annual meeting of stockholders and the election of their successors. With the exception of Sue Anne H. Wells, all of the nominees are currently serving as directors. Except for James R. Helvey, III and Umesh M. Kasbekar, each of whom was elected to the Board in December 2015, and Dr. Wells, all of the nominees were elected to the Board at last year’s annual meeting of stockholders. Deborah H. Everhart, who has served as a director since 2003, has elected to resign from the Board at the end of her current term expiring after the 2016 Annual Meeting and, accordingly, she will not stand for reelection. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the 12 nominees named in this Proxy Statement.

The 12 nominees for the Board receiving the highest number of affirmative votes of the shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected as directors.

The Board unanimously recommends a vote “FOR” each of the 12 nominees listed below.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” each of the following nominees.

Nominees for Director

Listed below are the 12 persons nominated for election to the Board. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
J. Frank Harrison, III	61	Chairman of the Board and Chief Executive Officer of Coke Consolidated	1986
Alexander B. Cummings, Jr.	59	Executive Vice President and Chief Administrative Officer, The Coca-Cola Company	2010
Sharon A. Decker	59	Chief Operating Officer, Tryon Equestrian Partners, Carolina Operations	2001
Morgan H. Everett	34	Vice President of Coke Consolidated	2011
Henry W. Flint	61	President and Chief Operating Officer of Coke Consolidated	2007
James R. Helvey, III	57	Managing Partner, Cassia Capital Partners, LLC	2016
William H. Jones	60	President, Columbia International University	2011
Umesh M. Kasbekar	58	Vice Chairman of the Board and Secretary of Coke Consolidated	2016
James H. Morgan	68	Chairman, Covenant Capital LLC	2008
John W. Murrey, III	73	Assistant Professor, Appalachian School of Law (Retired)	1993
Sue Anne H. Wells	62	Educator and Founder, Chattanooga Girls Leadership Academy	—
Dennis A. Wicker	63	Partner, Nelson Mullins Riley & Scarborough LLP	2001

J. Frank Harrison, III

Mr. Harrison is the Chairman of the Board and Chief Executive Officer of Coke Consolidated. Mr. Harrison served as Vice Chairman of the Board from November 1987 through his election as Chairman in December 1996 and was appointed as Chief Executive Officer in May 1994. He was first employed by the Company in 1977 and has served as a Division Sales Manager and as a Vice President.

Mr. Harrison brings extensive business, managerial and leadership experience to the Company’s Board. With over 35 years of experience with Coke Consolidated, Mr. Harrison provides the Board with a vital understanding and appreciation of the Company’s business. His strong leadership skills have been demonstrated through his service as Chief Executive Officer since 1994 and as the Chairman of the Board since 1996. He is also the controlling stockholder of Coke Consolidated and, as a member of the founding family of Coke Consolidated, maintains a unique position within the Coca-Cola system.

Alexander B. Cummings, Jr.

Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company. Mr. Cummings joined The Coca-Cola Company in 1997 as Deputy Region Manager, Nigeria. In 2000, he was named President of the North & West Africa Division. In March 2001, he became President of the Africa Group, responsible for The Coca-Cola Company’s operations in Africa, and served in this capacity until June 2008. Mr. Cummings was appointed Chief Administrative Officer of The Coca-Cola Company effective July 2008, and was elected Executive Vice President effective October 2008. Mr. Cummings currently serves on the boards of Chevron Corporation (NYSE), S.C. Johnson & Son, Inc., the African Leadership Foundation, CARE USA and Clark Atlanta University, and he has previously served on the Advisory Board of The African Presidential Archives & Research Center, The Corporate Council on Africa, The African-America Institute and The Center for Global Development’s Commission on U.S. Policy toward Low-Income Poorly Performing States. Mr. Cummings also served on the board of directors of Coca-Cola Hellenic Bottling Co., a publicly traded (Athens and NYSE) bottler of The Coca-Cola Company, from September 2006 to December 2010.

Mr. Cummings recently announced his decision to retire from The Coca-Cola Company effective March 31, 2016, but will continue to serve as The Coca-Cola Company’s designee on the Company’s Board. Mr. Cummings’ experience and position with The Coca-Cola Company, deep knowledge of the beverage industry and extensive international background in business and community affairs uniquely qualify him to serve as a member of the Company’s Board.

Sharon A. Decker

Ms. Decker is Chief Operating Officer of Tryon Equestrian Partners, Carolina Operations, an investment group responsible for the development and operation of a premiere sports complex and resort in western North Carolina. Prior to holding this position, she served as the President of NURAY Media, a multi-media conservation, preservation and restoration company, from January 2015 until August 2015. Ms. Decker served as Secretary of Commerce for the State of North Carolina from January 2013 until December 2014. Prior to that, she had been the Chief Executive Officer of The Tapestry Group, a faith based non-profit organization, since September 2004, and the Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as the President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. Ms. Decker currently serves on the board of directors of SCANA Corporation, a diversified utility company, and was a director of Family Dollar Stores, Inc., a discount retailer, until 2015.

Ms. Decker brings to the Board a unique and valuable perspective from the numerous executive and leadership positions she has held across a broad range of fields, including non-profit organizations and large public companies. Ms. Decker’s diverse executive experience and extensive experience serving on multiple boards qualify her to serve as a member of the Company’s Board.

Morgan H. Everett

Ms. Everett is Vice President of Coke Consolidated, a position she has held since January 2016. Prior to that, she was the Community Relations Director of Coke Consolidated, a position she held from January 2009 to December 2015. She has been an employee of Coke Consolidated since October 2004. Ms. Everett graduated from Southern Methodist University with a B.A. in Communications in 2003, and she is a member of the founding family of Coke Consolidated.

Ms. Everett’s past service to Coke Consolidated, including experience in the operations of Coke Consolidated, and her education qualify her to serve as a member of the Company’s Board. Ms. Everett’s service on the Board also adds to the diversity of the Board in both demographics and perspective.

Henry W. Flint

Mr. Flint is President and Chief Operating Officer of Coke Consolidated, positions he has held since August 2012. Mr. Flint served as the Vice Chairman of the Board of Coke Consolidated from April 2007 to August 2012. Prior to that, he was Executive Vice President and Assistant to the Chairman from July 2004 to April 2007. Mr. Flint also served as Secretary of Coke Consolidated from March 2000 to August 2012. Mr. Flint was Co-Managing Partner of the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from January 2000 to July 2004, a firm with which he was associated since 1980. Mr. Flint received his J.D. degree from the University of Virginia School of Law and his M.B.A. from the University of Virginia Darden School of Business.

Mr. Flint’s long-standing service to Coke Consolidated and his managerial expertise make him a valuable member of the Company’s Board and qualify him for service on the Board. Mr. Flint’s graduate business degree and legal background provide the Board a valuable perspective on many of the issues that face the Company and make him a valuable addition to a well-rounded Board.

James R. Helvey, III

Mr. Helvey co-founded Cassia Capital Partners, LLC, a registered investment advisor, in 2011 and has served as a managing partner since its formation. From 2005 to 2011, Mr. Helvey was a partner and the Risk Management Officer for CMT Asset Management Limited, a private investment firm. From 2003 to 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey served as Chairman and Chief Executive Officer of Cygnifi Derivatives Services, LLC, an online derivatives services provider, from 2000 to 2002. From 1985 to 2000, Mr. Helvey was employed by J.P. Morgan & Co., serving in a variety of capacities, including as Chair of J.P. Morgan’s Liquidity Committee, Vice Chairman of J.P. Morgan’s Risk Management Committee, Global Head of Derivative Counterparty Risk Management, head of the swap derivative trading business in Asia and head of short-term interest rate derivatives and foreign exchange forward trading in Europe. Mr. Helvey graduated magna cum laude with honors from Wake Forest University. Mr. Helvey was also a Fulbright Scholar at the University of Cologne in Germany and received a Master’s degree in international finance and banking from Columbia University, School of International and Public Affairs, where he was an International Fellow. Mr. Helvey is a director of Computer Task Group, Inc., a publicly traded information technology solutions and services company, Verger Capital Management, LLC, and Piedmont Federal Savings Bank, and also serves on the boards of Wake Forest University and the Wake Forest Baptist Medical Center. Mr. Helvey was a director of Pike Corporation, an energy solutions provider, from 2005 to 2014, where he served as Lead Independent Director, Chairman of the Audit Committee and Chairman of the Compensation Committee.

Mr. Helvey’s experience in international business and finance, executive management, and as a director of other organizations brings a valuable and necessary perspective to the Company’s Board and qualifies him to serve as a member of the Board.

William H. Jones

Dr. Jones has served as President of Columbia International University since 2007. Prior to accepting the role of President, Dr. Jones served in senior roles as Provost and Senior Vice President of Columbia International University, where he has also taught since 1990. Since 2007, Dr. Jones has served as a member of the Board of Trustees and Finance Committee of the South Carolina Independent Colleges and Universities. Dr. Jones also serves as Chair of the International Leadership Team of Crossover Communications International.

Dr. Jones’ demonstrated leadership skills, board experience, academic credentials and success in managing an academic institution qualify him for service on the Company’s Board. Dr. Jones’ strong character and experience in matters of ethics also qualify him for service on the Board.

Umesh M. Kasbekar

Mr. Kasbekar is Vice Chairman of the Board and Secretary of Coke Consolidated, positions he has held since January 2016 and August 2012, respectively. Mr. Kasbekar previously served as Senior Vice President, Planning and Administration from June 2005 to December 2015. Prior to that, he was Vice President, Planning, a position he was appointed to in December 1988.

Mr. Kasbekar has served Coke Consolidated for over 30 years in various positions in the Company’s accounting, finance, distribution, manufacturing, corporate planning and administrative functions, providing him with an essential understanding of the Company’s business and history as well as significant knowledge of the beverage industry. Mr. Kasbekar’s industry expertise and his years of experience with Coke Consolidated make him a valuable member of the Company’s Board.

James H. Morgan

Mr. Morgan has served as Chairman of Covenant Capital LLC, an investment management firm, since February 2015, after previously serving in that capacity from 2001 to 2008. Mr. Morgan has also served as Chairman of Krispy Kreme Doughnuts, Inc., a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, since January 2005. He served as Executive Chairman of Krispy Kreme from June 2014 to January 2015, as Chief Executive Officer from January 2008 to June 2014 and as President from April 2012 to June 2014. Mr. Morgan also previously served as President of Krispy Kreme from January 2008 to November 2011. Mr. Morgan served as Vice Chairman of Krispy Kreme from March 2004 to January 2005. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer. Mr. Morgan is a director of Lowe’s Companies, Inc., a home improvement retailer.

As the current Chairman of Covenant Capital LLC and Krispy Kreme Doughnuts, Inc. and a former executive at several major public and private companies, Mr. Morgan provides the Board with significant leadership and executive experience. Mr. Morgan’s proven leadership capability and his extensive knowledge of the complex financial and operational issues facing large companies qualify him to serve as a member of the Company’s Board.

John W. Murrey, III

Mr. Murrey was an Assistant Professor at Appalachian School of Law in Grundy, Virginia from August 2003 until May 2013. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in

Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer, and previously was a director of U.S. Xpress Enterprises, Inc. from 2003 until 2007.

Mr. Murrey’s longstanding quality service as a member of the Company’s Board as well as his significant experience serving on the boards of directors of other companies give him an understanding of the role of a board of directors and qualify him to serve on the Company’s Board. Mr. Murrey’s legal background also adds to the diversity of the Board.

Sue Anne H. Wells

Dr. Wells co-founded the Chattanooga Girls Leadership Academy (“CGLA”), a single gender public charter school providing young women with a rigorous college preparatory education focused on science, technology, engineering, the arts, and mathematics, in 2009 and has served as an educator with CGLA since its formation. She is also the owner of Mustang Leadership Partners, LLC, an organization she founded in 2009 dedicated to the protection, preservation and sustainment of the wild American mustang.

Dr. Wells currently serves on the boards of the University of Tennessee at Chattanooga, CGLA, the Young Women’s Leadership Academy Foundation, ArtsBuild, The National Mentoring Partnership, Inc. and the Public Education Foundation of Chattanooga, and previously served as a board member of Girls Inc. of Chattanooga and the Siskin Children’s Institute. Dr. Wells graduated from Middlebury College with a M.A. in French and received a Ph.D. in French from the University of North Carolina at Chapel Hill.

Dr. Wells’ extensive service as a director of other organizations and leadership experience qualify her for service on the Company’s Board. Dr. Wells is also a member of the founding family of Coke Consolidated and holds a significant pecuniary interest in the stock of Coke Consolidated.

Dennis A. Wicker

Mr. Wicker has been a partner in the law firm of Nelson Mullins Riley & Scarborough LLP in its Raleigh, North Carolina office since November 2009. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker also previously served as Chairman of the State Board of Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker currently serves on the board of directors of First Bancorp, a bank holding company, and was a director of Air T, Inc., an air transportation services company, until 2013.

Mr. Wicker’s leadership skills, years of high quality service on Coke Consolidated’s Board, service on the boards of directors of First Bancorp and Air T, Inc. and experience in public service qualify him for service on the Company’s Board.

Coke Consolidated is party to an Amended and Restated Stock Rights and Restrictions Agreement, dated February 19, 2009, with The Coca-Cola Company and J. Frank Harrison, III. Under the agreement, The Coca-Cola Company has the right to designate one person for nomination to the Company’s Board, and Mr. Harrison and trustees of certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. have agreed to vote shares of Coke Consolidated’s stock that they control for the election of such designee. Mr. Cummings has been The Coca-Cola Company’s designee on the Company’s Board since March 2010.

J. Frank Harrison, III, Deborah H. Everhart and Sue Anne H. Wells are siblings. J. Frank Harrison, III and Morgan H. Everett are father and daughter. Morgan H. Everett is the niece of both Deborah H. Everhart and Sue Anne H. Wells. In accordance with the operating agreement of the J. Frank Harrison Family, LLC and certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison intends to vote the shares of Coke Consolidated’s stock owned or controlled by such entities for the election of Dr. Wells to the Board. Mr. Harrison also intends to vote these shares for the election of Ms. Everett to the Board.

Corporate Governance

The Board of Directors

Coke Consolidated is governed by the Board and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders.

Director Independence

The Board determines the independence of its members based on the standards specified by The NASDAQ Stock Market (“NASDAQ”). The Board has reviewed the relationships between Coke Consolidated and each director to determine compliance with the NASDAQ independence standards. Based on its review, the Board has determined that the following six directors and director nominees, comprising one-half of the Board, are independent: Sharon A. Decker, James R. Helvey, III, William H. Jones, James H. Morgan, John W. Murrey, III and Dennis A. Wicker.

The Board is not required to be comprised of a majority of independent directors because Coke Consolidated qualifies as a “controlled company” under the NASDAQ listing standards. Coke Consolidated qualifies as a controlled company because more than 50% of its voting power is controlled by the Chairman and Chief Executive Officer (the “Controlling Stockholder”). NASDAQ adopted its “controlled company” rule in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company through his or her ownership rights.

The Board has determined that each member of the Audit Committee and Compensation Committee (see membership information below under “Board Committees”) is independent.

In conducting its review of director independence, the Board reviewed the following transactions, relationships or arrangements. All matters described below are within the NASDAQ independence standards.

Name	Matter Considered
Sharon A. Decker	De minimis payment by Coke Consolidated to The Tapestry Group, of which Ms. Decker was the Chief Executive Officer until January 2013.
William H. Jones	De minimis charitable contributions by Coke Consolidated to Columbia International University and an affiliate of Columbia International University. Mr. Jones is the President of Columbia International University.
James H. Morgan	Ordinary course beverage sales, the lease of excess warehouse space at Coke Consolidated’s Roanoke, Virginia facility and the provision of transportation and transportation related services to Krispy Kreme Doughnuts, Inc., of which Mr. Morgan is currently the Chairman and was an executive officer until January 2015.
Dennis A. Wicker	Ordinary course beverage sales to Nelson Mullins Riley & Scarborough LLP, of which Mr. Wicker is a law partner.

The Board did not consider transactions with entities in which a director or immediate family member served only as a trustee or director because the Board believes that the nature of the separate relationships the Company and the director or an immediate family member each have with these organizations would not interfere with the exercise of independent judgment in carrying out the responsibilities of an independent director. The Board also did not consider de minimis amounts of entertainment of directors paid for by employee-directors or executive officers.

The independent members of the Board meet at least twice each year in executive session without the other directors.

Board Leadership Structure

The Board does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer, or CEO. The Company’s Amended and Restated Bylaws permit these positions to be held by the same person, and the Board believes that it is in the best interests of Coke Consolidated to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on the Company’s circumstances at a particular time.

Mr. Harrison currently serves as both the Chairman of the Board and the CEO of Coke Consolidated. The Board has determined that it is appropriate for Mr. Harrison to serve as both Chairman and CEO (i) in recognition of Mr. Harrison’s ownership of a controlling equity interest in Coke Consolidated and unique position within the Company and the Coca-Cola system and (ii) because it provides an efficient structure that permits the Company to present a unified vision to its constituencies.

The Board has appointed Mr. Wicker to serve as its Lead Independent Director. The Lead Independent Director (i) presides over all meetings of the independent directors in executive session, (ii) serves as a liaison between the Chairman of the Board and the independent directors, (iii) has authority to call meetings of the independent directors and (iv) serves as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Executive Committee. The Board may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the Board. The members of the three standing committees are identified in the following table:

Director	Audit Committee	Compensation Committee	Executive Committee
J. Frank Harrison, III			Chairman
Alexander B. Cummings, Jr.
Sharon A. Decker	X	X
Morgan H. Everett
Deborah H. Everhart
Henry W. Flint			X
James R. Helvey, III	X
William H. Jones	X
Umesh M. Kasbekar
James H. Morgan	Chairman	X	X
John W. Murrey, III
Dennis A. Wicker	X	Chairman	X

Each committee of the Board functions pursuant to a written charter adopted by the Board. A copy of each committee charter is available on the investor relations portion of the Company’s website, www.cokeconsolidated.com.

The following table provides information about the operation and key functions of each of the standing Board committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2015
Audit Committee

•        Acts on behalf of the Board in its oversight of accounting and financial reporting processes, internal controls and internal audit functions.

•        Oversees compliance with significant regulatory requirements.

•        Assists the Board in its oversight of enterprise risk management.

•        Reviews and approves or ratifies related person transactions.

•        The Board has determined that Mr. Morgan is an “audit committee financial expert” within the meaning of the SEC rules and that Mr. Morgan is “independent” as that term is defined under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NASDAQ independence standards.

•        Reports regularly to the Board.

		9
Compensation Committee

•        Administers the executive compensation plans.

•        Reviews and establishes the compensation of the executive officers and makes recommendations to the Board concerning executive compensation.

•        Reviews and approves the compensation of the members of the Board.

•        Reviews and approves employment offers and arrangements, change of control arrangements and other benefits for each executive officer.

•        Oversees regulatory compliance and risk regarding compensation matters.

•        Appoints individuals to serve as members of the Corporate Benefits Committee for the broad-based employee health and welfare and retirement benefit plans sponsored by the Company and receives periodic reports from such committee regarding its significant actions.

•        Reports regularly to the Board.

		3
Executive Committee	• Assists the Board in handling matters that need to be addressed before the next scheduled Board meeting. • Identifies, evaluates and recommends director candidates to the Board. • Reports regularly to the Board.	3

Director Meeting Attendance

The Board held six meetings during fiscal 2015. With the exception of Alexander B. Cummings, Jr., who recused himself from two meetings of the Board held to consider and approve transactions involving The Coca-Cola Company, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2015. Absent extenuating circumstances, each director is required to attend the Company’s annual meeting of stockholders in person. All of the Company’s directors at the time of the 2015 Annual Meeting of Stockholders attended such meeting other than Dennis A. Wicker. The independent directors held four executive sessions in fiscal 2015.

Director Nomination Process

The Board does not have a standing Nominating Committee comprised solely of independent directors. The Board is not required to have such a committee because Coke Consolidated qualifies as a “controlled company” under the NASDAQ listing standards as further described under “Director Independence” beginning on page 14.

The Board has delegated to the Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the Board, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. Because Coke Consolidated is a controlled company and all director candidates must be acceptable to the Controlling Stockholder, the Board has approved the following nomination and appointment process to provide the Company’s constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates appropriately recommended by stockholders. Mr. Helvey and Dr. Wells, each a first-time nominee for election to the Board at the 2016 Annual Meeting, were recommended to the Executive Committee by the Company’s Chairman and CEO.

In evaluating director candidates, the Executive Committee does not set specific minimum qualifications that must be met by a director candidate. Rather, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

●	whether the candidate is of the highest ethical character and shares the values of the Company;

●	whether the candidate’s reputation, both personal and professional, is consistent with the Company’s image and reputation;

●	whether the candidate possesses expertise or experience that will benefit the Company and is desirable given the current make-up of the Board;

●	whether the candidate represents a diversity of viewpoints, backgrounds, experiences or other demographics;

●	whether the candidate is “independent” as defined by the applicable NASDAQ listing standards and other applicable laws, rules or regulations regarding independence;

●	whether the candidate is eligible to serve on the Audit Committee or other Board committees under the applicable NASDAQ listing standards and other applicable laws, rules or regulations;

●	whether the candidate is eligible by reason of any legal or contractual requirements affecting the Company or its stockholders;

●

whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

●

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

●

if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Executive Committee may consider in identifying director nominees, but the Executive Committee does not have a formal policy regarding board diversity. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. The Executive Committee will not recommend any potential director candidate that is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Executive Committee may do so by submitting a written recommendation to the Chairman of the Executive Committee c/o Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Such recommendation must include sufficient biographical information concerning the director candidate, including a statement regarding the director candidate’s qualifications. The Executive Committee may require further information and obtain further assurances concerning the director candidate as it deems reasonably necessary for considering the candidate.

Recommendations by stockholders for director candidates to be considered for inclusion in the proxy statement and form of proxy relating to the 2017 Annual Meeting of Stockholders must be received no later than November 30, 2016. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement; however, the Executive Committee will consider any such candidate in accordance with the director nomination process described above.

Policy for Review of Related Person Transactions

Coke Consolidated’s Code of Business Conduct includes the Company’s policy regarding the review and approval of certain related person transactions. In accordance with the Code of Business Conduct, all material transactions or conflicts of interest involving members of the Board or the Company’s executive officers must be reported to and approved by the Audit Committee. Under the Code of Business Conduct, a material conflict of interest does not include any employment relationship involving a director, executive officer or immediate family member of a director or executive officer and any related compensation solely resulting from that employment relationship if the relationship and the related compensation have been approved by the Compensation Committee of the Board and all of such Committee’s members are independent based on the standards specified by NASDAQ.

For purposes of the Code of Business Conduct, any related person transaction that is required to be reported in the Company’s proxy statements under the SEC rules is deemed to be a “material” transaction and must be reported to and approved by the Audit Committee. Management determines whether a transaction is a material transaction that requires approval by the Audit Committee. The Audit Committee has approved each of the related person transactions described below under “Related Person Transactions.”

The Board also forms special committees from time to time for the purpose of approving certain related person transactions.

Related Person Transactions

Transactions with The Coca-Cola Company

The Company’s business consists primarily of the production, bottling, marketing and distribution of nonalcoholic beverage products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrate or syrup) of its soft drink products are manufactured. Accordingly, the Company engages routinely in various transactions with The Coca-Cola Company and its affiliates. As of March 14, 2016, The Coca-Cola Company owned approximately 34.8% of Coke Consolidated’s outstanding common stock, which represented approximately 4.9% of the total voting power of Coke Consolidated’s common stock and class B common stock voting together. The Coca-Cola Company owned approximately 26.7% of Coke Consolidated’s total outstanding common stock and class B common stock on a combined basis as of March 14, 2016.

Distribution Territory Expansion and Manufacturing Facility Acquisition

Since April 2013, the Company has engaged in a series of transactions with The Coca-Cola Company and Coca-Cola Refreshments, Inc. (“CCR”), a wholly-owned subsidiary of The Coca-Cola Company, to significantly expand the Company’s distribution operations through the acquisition from CCR of additional distribution territories (the “Expansion Territories”) and related distribution assets (the “Distribution Territory Expansion Transactions”). Each of the principal asset purchase agreements the Company entered into for Distribution Territory Expansion Transactions (the “Distribution Asset Purchase Agreements”) has provided for Coke Consolidated to (a) purchase from CCR (i) certain rights relating to the distribution, promotion, marketing and sale of certain beverage brands not owned or licensed by The Coca-Cola Company (“cross-licensed brands”) but then distributed by CCR in the applicable portion of the Expansion Territories and (ii) certain assets related to the distribution, promotion, marketing and sale of both The Coca-Cola Company brands and cross-licensed brands then distributed by CCR in the applicable portion of the Expansion Territories (collectively, “Transferred Assets”), and (b) assume certain liabilities and obligations of CCR relating to the business being acquired. At each of the closings under the Distribution Asset Purchase Agreements, the Company, CCR and The Coca-Cola Company have entered into a comprehensive beverage agreement (“Initial CBA”) pursuant to which CCR granted the Company certain exclusive rights (“CBA Rights”) to distribute, promote, market and sell the Covered Beverages and Related Products distinguished by the Trademarks (as those terms are defined in the Initial CBAs) in the applicable portion of the Expansion Territories in exchange for the Company agreeing to make a quarterly sub-bottling payment to CCR on a continuing basis. Each Initial CBA has a term of 10 years and is automatically renewed for successive 10-year terms thereafter unless earlier terminated pursuant to the terms therein.

In addition, in September 2015 and February 2016, the Company announced its intention to engage in a series of transactions with The Coca-Cola Company and CCR for the Company to purchase seven manufacturing facilities and related assets (the “Manufacturing Facility Expansion Transactions” and, together with the Distribution Territory Expansion Transactions, the “Expansion Transactions”). The October 2015 APA (as defined below) that the Company entered into for an initial series of Manufacturing Facility Expansion Transactions provided for Coke Consolidated to (i) purchase from CCR three of these manufacturing facilities and related assets and (ii) assume certain liabilities and obligations of CCR relating to the business being acquired. At the initial closing under the October 2015 APA in January 2016, the Company entered into an initial regional manufacturing agreement with The Coca-Cola Company (the “Initial RMA”), pursuant to which The Coca-Cola Company granted the Company the rights to manufacture, produce and package certain beverages distinguished by trademarks of The Coca-Cola Company that are produced using cold-fill technology and referred to therein as “Authorized Covered Beverages” at the Sandston, Virginia manufacturing facility for distribution by the Company for its own account in accordance with Comprehensive Beverage Agreements (as defined below) between the Company, The Coca-Cola Company and CCR and for sale by the Company to certain other U.S. Coca-Cola bottlers and to Coca-Cola North America in accordance with the Initial RMA.

As part of these Expansion Transactions, the Company has agreed, subject to certain limited exceptions, to refrain until January 1, 2020 from acquiring or developing any line of business inside or outside of its territories governed by a Comprehensive Beverage Agreement or similar agreement without the consent of The Coca-Cola Company, which consent may not be unreasonably withheld.

April 2013 LOI for Distribution Territory Expansion Transactions. In April 2013, the Company and The Coca-Cola Company entered into a non-binding letter of intent (the “April 2013 LOI”) for the first series of Distribution Territory Expansion Transactions, which contemplated the Company acquiring CBA Rights and Transferred Assets relating to distribution territories previously served by CCR in eastern Tennessee, central Kentucky and portions of Indiana (the “April 2013 LOI Territories”). From May 2014 to May 2015, the Company completed the acquisition of these April 2013 LOI Territories from CCR in a series of five asset purchase transactions and one asset exchange transaction (the “Asset Exchange Transaction”). In the Asset Exchange Transaction, the Company exchanged certain of its assets relating to the marketing, promotion, distribution and sale of Coca-Cola and other beverage products in the territory previously served by the Company’s facilities and equipment in Jackson, Tennessee, including the rights to produce such beverages in the Jackson, Tennessee territory, for certain assets of CCR relating to the marketing, promotion, distribution and sale of Coca-Cola and other beverage products in the portion of the April 2013 LOI Territories previously served by CCR’s facilities and equipment in Lexington, Kentucky, including the rights to produce such beverages in the Lexington, Kentucky territory.

May 2015 LOI for Distribution Territory Expansion Transactions. In May 2015, the Company and The Coca-Cola Company entered into a non-binding letter of intent (the “May 2015 LOI”) which contemplated the Company acquiring in two phases additional CBA Rights and Transferred Assets relating to distribution territories that include the major markets of Baltimore, Maryland; Alexandria, Norfolk and Richmond, Virginia; the District of Columbia; Cincinnati, Columbus and Dayton, Ohio; and Indianapolis, Indiana.

In September 2015, the Company and CCR entered into an asset purchase agreement (the “September 2015 APA”) for the first phase of additional Distribution Territory Expansion Transactions contemplated by the May 2015 LOI for CBA Rights and Transferred Assets relating to distribution territories previously served by CCR in eastern and northern Virginia, most of Delaware, the entire state of Maryland, the District of Columbia, and parts of North Carolina, Pennsylvania and West Virginia. The aggregate purchase price for the Transferred Assets to be purchased pursuant to the September 2015 APA, subject in case to certain adjustments as set forth therein, is approximately $127.4 million, provided that the base purchase price amount to be paid by the Company in cash after deducting the value of certain retained assets and retained liabilities is approximately $99.7 million. The Company has now closed two Distribution Territory Expansion Transactions under the September 2015 APA providing the Company with CBA Rights and Transferred Assets relating to distribution territories previously served by CCR in Norfolk, Fredericksburg, Staunton, Richmond and Yorktown, Virginia; Elizabeth City, North Carolina; and Easton and Salisbury, Maryland.

The Company is continuing to work towards a definitive agreement or agreements with CCR for the remaining Distribution Territory Expansion Transactions contemplated by the May 2015 LOI for CBA Rights and Transferred Assets relating to distribution territories previously served by CCR in central and southern Ohio, northern Kentucky and parts of Indiana and Illinois.

September 2015 LOI for Manufacturing Facility Expansion Transaction. In September 2015, the Company entered into a non-binding letter of intent with The Coca-Cola Company (the “September 2015 LOI”) which contemplated the Company’s acquisition of six regional manufacturing facilities and related assets from CCR in two phases (the “September 2015 LOI Manufacturing Facilities”).

In October 2015, the Company and CCR entered into an asset purchase agreement (the “October 2015 APA”) for the first phase of Manufacturing Facility Expansion Transactions contemplated by the September 2015 LOI to provide for the Company’s acquisition of three regional manufacturing facilities located in Sandston, Virginia; and Silver Springs and Baltimore, Maryland. The aggregate purchase price for the September 2015 LOI Manufacturing Facilities to be purchased pursuant to the October 2015 APA, subject in each case to certain adjustments as set forth therein, is approximately $96.4 million, provided that the base purchase price amount to be paid by the Company in cash after adjusting for the value of certain retained assets and retained liabilities is approximately $103.4 million. The Company completed the acquisition of the Sandston, Virginia facility in January 2016 and currently expects to complete the acquisition of the Silver Springs and Baltimore, Maryland facilities in 2016.

The Company is continuing to work towards a definitive agreement or agreements with CCR for the remaining Manufacturing Facility Expansion Transactions contemplated by the September 2015 LOI, which includes three manufacturing facilities located in Indianapolis and Portland, Indiana; and Cincinnati, Ohio.

February 2016 LOI for Distribution Territory Expansion Transactions and Manufacturing Facility Expansion Transactions. In February 2016, the Company entered into a non-binding letter of intent with The Coca-Cola Company (the “February 2016 LOI”) for an additional series of Expansion Transactions where the Company would (i) acquire CBA Rights and Transferred Assets relating to distribution territories currently served by CCR in northern Ohio and northern West Virginia (the “February 2016 LOI Territories”), and (ii) purchase an additional regional manufacturing facility and related assets in Twinsburg, Ohio (together with the September 2015 LOI Manufacturing Facilities, the “Expansion Manufacturing Facilities”). The February 2016 LOI Territories include the major markets of Akron, Elyria, Toledo, Willoughby and Youngstown County, Ohio. These transactions will be subject to the Company and CCR reaching mutually agreed upon terms of a definitive purchase and sale agreement with respect to the February 2016 LOI Territories and a definitive purchase and sale agreement with respect to the Twinsburg, Ohio facility. The Company anticipates that these definitive agreements will be executed by the end of 2016 and that the closings of these transactions will be completed in 2017.

The letters of intent related to the Expansion Transactions address several other matters related to the ongoing expansion of the Company’s distribution territories and purchase of manufacturing facilities, as well as the implementation of the national product supply system, including the current intentions of the Company and The Coca-Cola Company with respect to (i) an information technology platform they plan to implement throughout the Expansion Territories, (ii) a binding system governance they expect to become fully effective during 2016 throughout all of the geographic territories served by the Company, and (iii) the process pursuant to which the Company will be provided opportunities to participate economically in the existing business of The Coca-Cola Company in the United States involving non-direct store delivery of products and future non-direct store delivery of products and/or business models developed by The Coca-Cola Company.

As of March 18, 2016, the Expansion Territories and Expansion Manufacturing Facility acquired and their closing dates are as follows:

Acquired Expansion Territories	Closing Date
Johnson City and Morristown, Tennessee	May 2014
Knoxville, Tennessee	October 2014
Cleveland and Cookeville, Tennessee	January 2015
Louisville, Kentucky and Evansville, Indiana	February 2015
Lexington, Kentucky	May 2015
Paducah and Pikeville, Kentucky	May 2015
Norfolk, Staunton and Fredericksburg, Virginia and Elizabeth City, North Carolina	October 2015
Easton and Salisbury, Maryland and Richmond and Yorktown, Virginia	January 2016

Acquired Expansion Manufacturing Facility
Sandston, Virginia	January 2016

If the Company completes the acquisition of all of the remaining Expansion Territories and Expansion Manufacturing Facilities contemplated by the letters of intent, it will serve distribution territories in 16 states across the eastern United States and will operate a total of 12 manufacturing facilities. In addition to these acquired Expansion Territories and Expansion Manufacturing Facility, the Company also acquired from CCR a “make-ready center” in Annapolis, Maryland during fiscal 2015 for approximately $5.3 million as part of the Expansion Transactions.

Comprehensive Beverage Agreements. Pursuant to the Initial CBAs entered into among the Company, CCR and The Coca-Cola Company at each of the closings under the Distribution Asset Purchase Agreements, the Company is obligated to make quarterly sub-bottling payments to CCR based on sales of certain beverages and beverage products that are sold under the same trademarks that identify a Covered Beverage, Related Product or certain cross-licensed brands. During fiscal 2015, the Company made sub-bottling payments of $4.0 million to CCR pursuant to the Initial CBAs entered into in connection with completed Expansion Territory closings. The Company accounts for the quarterly sub-bottling payments as contingent consideration. For more information about the accounting treatment of the quarterly sub-bottling payments, see Note 3 and Note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016, as filed with the SEC on March 18, 2016.

Pursuant to a territory conversion agreement entered into with CCR and The Coca-Cola Company in September 2015 (the “Territory Conversion Agreement”), the Company has agreed to amend, restate and convert all of its master bottle contracts, allied bottle contracts, Initial CBAs and other bottling agreements with The Coca-Cola Company or CCR that authorize the Company to produce and/or distribute certain covered beverages defined in the Initial CBAs (excluding any bottling agreements with respect to the greater Lexington, Kentucky territory received by the Company pursuant to the Asset Exchange Transaction) to a new and final form comprehensive beverage agreement (the “Final CBA” and, together with the Initial CBAs, referred to as the “CBAs” or the “Comprehensive Beverage Agreements”) in the future as described in the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2015. The Final CBA is similar to the Initial CBA in many respects, but also includes certain modifications and several new business, operational, governance and sale process provisions, including the need to obtain The Coca-Cola Company’s prior approval of a potential purchaser of the Company or its aggregate businesses directly and primarily related to the marketing, promotion, distribution and sale of certain beverages of The Coca-Cola Company. The Coca-Cola Company will also have the right to terminate the Final CBA in the event of an uncured default by the Company.

At the time of the conversion of the bottling agreements for the Legacy Territories (as defined below) to the Final CBA, CCR will pay a fee to the Company in an amount equivalent to 0.5 times the EBITDA (earnings before interest, taxes, depreciation and amortization) the Company generates from sales in the Legacy Territories of Beverages (as defined in the Final CBA) either (i) owned by The Coca-Cola Company or licensed to The Coca-Cola Company and sublicensed to the Company, or (ii) owned by or licensed to Monster Energy Company on which the Company pays, and The Coca-Cola Company receives, a facilitation fee.

Product Supply Arrangements. Coke Consolidated has historically had a production arrangement with CCR to buy and sell finished products at cost. In many of the Distribution Territory Expansion Transactions, the Company has, with certain exceptions, agreed to purchase finished beverage products from CCR to service customers in certain of the Expansion Territories. Purchases from CCR under the existing production arrangement and under the new finished goods supply agreements for certain of the Expansion Territories were $230.0 million in fiscal 2015. Sales to CCR under the existing production arrangement were $30.5 million in fiscal 2015. The Company also transports products for CCR to the Company’s and other Coca-Cola bottlers’ sales and distribution locations. Total sales to CCR for transporting CCR’s products were $16.5 million in fiscal 2015.

Regional Manufacturing Agreements. In addition to the Initial RMA the Company entered into with The Coca-Cola Company at the closing for the Sandston, Virginia manufacturing facility, the Company will enter into a similar Initial RMA at each subsequent closing under the October 2015 APA. Subject to the right of The Coca-Cola Company to terminate the Initial RMA in the event of an uncured default by the Company, the Initial RMA has a term that continues for the duration of the term of the Company’s CBAs with The Coca-Cola Company and CCR. Other than Authorized Covered Beverages, certain cross-licensed brands that the Company is permitted to distribute under its CBAs, and certain other expressly permitted existing cross-licensed brands, the Initial RMA provides that the Company will not manufacture at the Expansion Manufacturing Facilities any Beverages, Beverage Components (as such terms are defined in the form of the Initial RMA) or other beverage products unless otherwise consented to by The Coca-Cola Company.

Pursuant to its terms, each Initial RMA will be amended, restated and converted into a final form of regional manufacturing agreement (“Final RMA”) concurrent with the conversion of the Company’s bottling agreements to the Final CBA under the Territory Conversion Agreement. Under the Final RMA, the Company’s aggregate business directly and primarily related to the manufacture of Authorized Covered Beverages, permitted third party beverage products and other beverages and beverage products for The Coca-Cola Company will be subject to the same agreed upon sale process provisions included in the Final CBA, including the need to obtain The Coca-Cola Company’s prior approval of a potential purchaser of such manufacturing business. The Coca-Cola Company will have the right to terminate the Final RMA in the event of an uncured default by the Company. The Final RMA also will be subject to termination by The Coca-Cola Company in the event of an uncured default by the Company under the Final CBA or under the NPSG Governance Agreement (as defined below).

National Product Supply Governance Agreement. In connection with Coke Consolidated’s expanded manufacturing operations and role in the national Coca-Cola product supply system, the Company entered into an agreement with The Coca-Cola Company and three other regional producing bottlers in October 2015 to form a national product supply group (“NPSG Governance Agreement”). The NPSG Governance Agreement establishes the framework for Coca-Cola system strategic infrastructure investment and divestment planning, network optimization of all plant to distribution center sourcing and new product/packaging infrastructure planning. Under the NPSG Governance Agreement, each of the other regional producing bottlers and the Company have agreed to make investments in their respective manufacturing assets and implement Coca-Cola system strategic investment opportunities that are approved by the governing board of the national product supply group and consistent with the terms of the NPSG Governance Agreement.

Concentrates and Syrups; Marketing Programs

Coke Consolidated is party to various agreements with The Coca-Cola Company that existed prior to the commencement of the Expansion Transactions that entitle the Company to produce, market and distribute exclusively in various markets located in North Carolina, South Carolina, south Alabama, south Georgia, central

Tennessee, western Virginia and West Virginia (collectively, the “Legacy Territories”) nonalcoholic beverages of The Coca-Cola Company in bottles, cans and five gallon pressurized pre-mix containers. These agreements with The Coca-Cola Company generally entitle the Company to purchase concentrates and syrups at prices, on terms of payment, and on other terms and conditions of supply as determined from time to time by The Coca-Cola Company in its sole discretion. Coke Consolidated has also entered into supplemental agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will sell syrups and concentrates to the Company at prices no greater than those charged to other bottlers party to agreements substantially similar to those between the Company and The Coca-Cola Company.

The Company purchases concentrate from The Coca-Cola Company for all sparkling beverages for which the Company purchases concentrate from The Coca-Cola Company under an incidence-based pricing arrangement. Under the incidence-based pricing model, the concentrate price The Coca-Cola Company charges is impacted by a number of factors, including the incidence rate in effect, the Company’s pricing and sales of finished products, the channels in which the finished products are sold and package mix.

The agreements with The Coca-Cola Company for the Legacy Territories as well as the Comprehensive Beverage Agreements for the Expansion Territories generally require the Company to use all approved means and spend such funds on advertising and other forms of marketing as may be reasonably required to satisfy demand for The Coca-Cola Company’s beverage products in the Company’s territories. Coke Consolidated is required to meet annually with The Coca-Cola Company to present its marketing, management and advertising plans for the upcoming year, including financial plans showing that Coke Consolidated has the financial capacity to perform its duties and obligations to The Coca-Cola Company.

Coke Consolidated relies extensively on advertising and sales promotion in the marketing of its products. The Coca-Cola Company and other beverage companies that supply concentrates, syrups and finished products to the Company have historically made substantial marketing and advertising expenditures to promote sales in the local territories served by the Company. Coke Consolidated also benefits from national advertising programs conducted by The Coca-Cola Company and other beverage companies. Certain of the marketing expenditures by The Coca-Cola Company and other beverage companies are made pursuant to annual arrangements.

While The Coca-Cola Company has provided Coke Consolidated with marketing funding support in the past, the Company’s bottling agreements generally do not obligate The Coca-Cola Company to do so. Coke Consolidated has however entered into agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will offer marketing funding to the Company in a manner consistent with its dealing with comparable bottlers.

The following table summarizes the significant transactions between Coke Consolidated and The Coca-Cola Company during fiscal 2015:

Transactions	$ Amount (in millions)
Payments by Coke Consolidated for concentrate, syrup, sweetener and other purchases	$482.7
Payments by Coke Consolidated for customer marketing programs	70.8
Marketing funding support payments to Coke Consolidated	56.3
Fountain delivery and equipment repair fees paid to Coke Consolidated	17.4
Payments by Coke Consolidated for cold drink equipment parts	16.3
Payments to Coke Consolidated to facilitate the distribution of certain brands and packages to other Coca-Cola bottlers	4.7
Presence marketing funding support provided by The Coca-Cola Company on Coke Consolidated’s behalf	2.4

Other Transactions with The Coca-Cola Company

Piedmont Coca-Cola Bottling Partnership

In 1993, Piedmont Coca-Cola Bottling Partnership (“Piedmont”) was formed by one of Coke Consolidated’s wholly-owned subsidiaries and a wholly-owned subsidiary of The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third-party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. Coke Consolidated owns a 77.3% interest in Piedmont and The Coca-Cola Company owns the remaining 22.7% interest thereof. The initial term of the Piedmont partnership agreement is through 2018, but can be terminated earlier under certain circumstances. Each partner’s interest is subject to limitations on transfer, rights of first refusal and other purchase rights in the case of specified events.

Coke Consolidated manufactures and packages products for and manages Piedmont pursuant to a management agreement. Coke Consolidated receives a management fee based on total case sales, reimbursement for out-of-pocket expenses and reimbursement for sales branch, divisional and other expenses. The term of the management agreement is through 2018, but can be terminated earlier in the event of certain change of control events, a termination of Piedmont or a material default by either party. During fiscal 2015, Coke Consolidated received management fees of $35.0 million from Piedmont. Coke Consolidated sells product at cost to Piedmont. These sales amounted to $136.8 million in fiscal 2015. Coke Consolidated also subleases various fleet and vending equipment to Piedmont at cost. These sublease rentals amounted to $4.3 million in fiscal 2015.

Coke Consolidated has agreed to provide up to $100.0 million in revolving credit loans to Piedmont under an agreement that expires December 31, 2017. Piedmont pays Coke Consolidated interest on any amounts outstanding under the loans at a rate equal to the Company’s average cost of funds plus 0.50% (5.51% at January 3, 2016). There were no amounts outstanding under this agreement as of January 3, 2016.

Piedmont has agreed to provide up to $100.0 million in revolving credit loans to Coke Consolidated under an agreement that expires in December 2017. Coke Consolidated pays Piedmont interest on the loans based on monthly average rates for A1/P1-rated commercial paper, which was 0.32% at January 3, 2016. There was $50.6 million outstanding under this agreement as of January 3, 2016.

Amended and Restated Stock Rights and Restrictions Agreement

On January 27, 1989, Coke Consolidated entered into a Stock Rights and Restrictions Agreement (the “Rights and Restrictions Agreement”) with The Coca-Cola Company, under which The Coca-Cola Company agreed (i) not to acquire additional shares of Coke Consolidated common stock or class B common stock except in certain circumstances and (ii) not to sell or otherwise dispose of shares of Coke Consolidated class B common stock without first converting them into Coke Consolidated common stock except in certain circumstances.

On February 19, 2009, Coke Consolidated entered into an Amended and Restated Stock Rights and Restrictions Agreement (the “Amended Rights and Restrictions Agreement”) with The Coca-Cola Company and J. Frank Harrison, III, the Company’s Chairman and Chief Executive Officer. In connection with entering into the Amended Rights and Restrictions Agreement, The Coca-Cola Company converted all of its 497,670 shares of Coke Consolidated class B common stock into an equivalent number of shares of Coke Consolidated common stock. The material terms of the Amended Rights and Restrictions Agreement include the following:

●

so long as no person or group controls more of Coke Consolidated’s voting power than is collectively controlled by J. Frank Harrison, III, trustees under the will of J. Frank Harrison, Jr. and any trust that holds shares of Coke Consolidated stock for the benefit of the descendants of J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca-Cola Company will not acquire additional shares of Coke Consolidated stock without its consent;

●

so long as no person or group controls more of Coke Consolidated’s voting power than is controlled by the Harrison Family, the Company has a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of Coke Consolidated stock;

●

Coke Consolidated has the right through January 27, 2019 to call for redemption of the number of shares of its stock that would reduce The Coca-Cola Company’s equity ownership in the Company to 20% at a price not less than $42.50 per share, to be either mutually determined by the parties or determined by an appraisal or appraisals conducted by an investment banker or bankers appointed by the parties;

●	The Coca-Cola Company has certain registration rights with respect to shares of Coke Consolidated stock owned by it; and

●

as long as The Coca-Cola Company holds the number of shares of Coke Consolidated stock that it currently owns, it has the right to have its designee proposed by the Company for nomination to the Company’s Board, and J. Frank Harrison, III and trustees of certain trusts established for the benefit of members of the Harrison Family have agreed to vote shares of Coke Consolidated stock which they control in favor of such designee.

The Amended Rights and Restrictions Agreement also provides The Coca-Cola Company the option to exchange its 497,670 shares of Coke Consolidated common stock for an equivalent number of shares of Coke Consolidated class B common stock in the event any person or group acquires control of more of Coke Consolidated’s voting power than is controlled by the Harrison Family.

The Amended Rights and Restrictions Agreement eliminated certain provisions of the prior Rights and Restrictions Agreement, including The Coca-Cola Company’s option and obligation to maintain certain equity and voting percentages in the Company and its preemptive right to acquire shares of Coke Consolidated stock.

Alexander B. Cummings, Jr. has been The Coca-Cola Company’s designee on the Company’s Board since March 2010. Mr. Cummings, who currently serves as Executive Vice President and Chief Administrative Officer of The Coca-Cola Company, recently announced his decision to retire from The Coca-Cola Company effective March 31, 2016, but will continue to serve as The Coca-Cola Company’s designee on the Company’s Board. Mr. Cummings did not participate in discussions or votes by the Company’s Board relating to the Expansion Transactions.

Sale of BYB Brands

In July 2015, Coke Consolidated entered into a stock purchase agreement (the “BYB Stock Purchase Agreement”) with BYB Brands, Inc. (“BYB”), a wholly owned subsidiary of the Company, and The Coca-Cola Company pursuant to which the Company sold to The Coca-Cola Company all of the issued and outstanding shares of capital stock of BYB for a cash purchase price of $26.4 million. Pursuant to the BYB Stock Purchase Agreement, upon the consummation of the sales transaction contemplated therein in August 2015, the parties also terminated a March 2008 letter agreement between the Company and The Coca-Cola Company pursuant to which the Company granted The Coca-Cola Company the option, exercisable upon the satisfaction of certain conditions, to purchase any nonalcoholic beverage brands then or thereafter owned by the Company. Prior to the consummation of the BYB sales transaction, Coke Consolidated sold certain BYB beverages to CCR for distribution. Total sales to CCR for BYB products in fiscal 2015 prior to the consummation of the BYB sales transaction were $14.8 million. Following the consummation of the BYB sales transaction, Coke Consolidated has continued distributing certain BYB beverages and now purchases these beverages from CCR. Total purchases from CCR for BYB products were $0.9 million in fiscal 2015. CCR also paid Coke Consolidated $0.3 million in fiscal 2015 in connection with the Company’s provision of transition services to BYB following the closing.

Other Related Person Transactions

Along with all other Coca-Cola bottlers in the United States (including CCR), Coke Consolidated is a member of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Sales and Services Company”), which was formed in 2003 to facilitate various procurement functions and the distribution of beverage products of The Coca-Cola Company and to enhance the efficiency and competitiveness of the Coca-Cola bottling system in the United States. The Sales and Services Company negotiated the procurement of the majority of the Company’s raw materials (excluding concentrate) in fiscal 2015. Coke Consolidated paid $0.7 million in fiscal 2015 to the Sales and Services Company for its share of the Sales and Services Company’s administrative costs. Amounts due from the Sales and Services Company for rebates on raw material purchases were $5.9 million as of January 3, 2016.

Coke Consolidated leases the Snyder Production Center and an adjacent sales facility in Charlotte, North Carolina from Harrison Limited Partnership One (“HLP”) pursuant to a 10-year lease expiring on December 31, 2020. HLP is directly and indirectly owned by trusts of which J. Frank Harrison, III, the Company’s Chairman and Chief Executive Officer, Deborah H. Everhart, a director of the Company, and Sue Anne H. Wells, a director nominee, are trustees and beneficiaries and of which Morgan H. Everett, Coke Consolidated’s Vice President and a director of the Company, is a permissible, discretionary beneficiary. Pursuant to its terms, the base rent payable under this lease agreement increases by 3% annually. Total payments under this lease agreement were $3.8 million in fiscal 2015. The principal balance outstanding under this capital lease as of January 3, 2016 was $17.5 million. This lease agreement was negotiated under the supervision of a special committee of the Board, comprised of independent directors with no interest in the transaction.

Coke Consolidated also leases its corporate headquarters and an adjacent office building in Charlotte, North Carolina from Beacon Investment Corporation, of which J. Frank Harrison, III is the majority stockholder and Morgan H. Everett is a minority stockholder, pursuant to a lease expiring on December 31, 2021. The annual base rent the Company is obligated to pay under this lease agreement is subject to adjustment based on increases in the Consumer Price Index. Total payments under this lease agreement were $4.2 million in fiscal 2015. The principal balance outstanding under this capital lease as of January 3, 2016 was $18.1 million. This lease agreement was approved by the Audit Committee and a special committee of the Board formed to consider purchase, lease and other alternatives available to the Company in connection with the expiration of a prior lease relating to the Company’s corporate facilities.

Morgan H. Everett, Coke Consolidated’s Vice President and a member of the Company’s Board, is the daughter of Mr. Harrison, the Company’s Chairman and Chief Executive Officer. During fiscal 2015, Ms. Everett received total compensation of approximately $158,000. Her compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Compensation Committee of the Board, which is comprised entirely of independent directors, reviewed and approved the compensation paid to Ms. Everett.

Certain trusts of which Mr. Harrison, Ms. Everhart and Dr. Wells are trustees and beneficiaries and Ms. Everett is a permissible, discretionary beneficiary have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of class B common stock acquired. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Coke Consolidated faces. The Board is responsible for overseeing management’s approach to risk management. The involvement of the full Board in reviewing the Company’s strategic objectives and plans is a key part of the Board’s assessment of management’s approach and tolerance to risk. While the Board has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the Board assist it in fulfilling that responsibility.

The Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in its oversight of the evaluation and management of risks related to Coke Consolidated’s compensation policies and practices.

The Board believes that this division of responsibilities is the most effective risk management approach and that the Company’s Board leadership structure supports this approach. With his in-depth knowledge and understanding of Coke Consolidated’s business gained from his over 35 years of employment with the Company and his position as the Controlling Stockholder and a member of the founding family of Coke Consolidated, Mr. Harrison is uniquely positioned to lead the Board, particularly as it focuses on identifying and managing the key strategic risks facing the Company.

Communications with the Board of Directors

Stockholders and other interested parties can communicate directly with any of the Company’s directors, including its non-employee directors or the Lead Independent Director, by sending a written communication to a director c/o Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be promptly reviewed by the

Secretary before being forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to the Company’s business, advertisements or frivolous communications.

Director Compensation

The following table shows the compensation paid to each non-employee director who served on the Board in fiscal 2015. Directors who are also employees of the Company (currently Messrs. Harrison, Flint and Kasbekar and Ms. Everett) receive no compensation for their service as directors.

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
H. W. McKay Belk(2)	$159,200	—	$159,200
Alexander B. Cummings, Jr.	140,000	—	140,000
Sharon A. Decker	154,400	—	154,400
Deborah H. Everhart	140,000	—	140,000
William H. Jones	154,400	—	154,400
James H. Morgan	172,600	—	172,600
John W. Murrey, III	140,000	—	140,000
Dennis A. Wicker	182,400	—	182,400

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal 2015.
(2)	Mr. Belk resigned as a director of the Company effective November 30, 2015.

The elements of compensation for the Company’s non-employee directors are as follows:

Elements of Non-Employee Director Compensation
Basic Annual Retainer for All Non-Employee Directors	$140,000
Supplemental Annual Retainer for Chairman of the Audit Committee	15,000
Supplemental Annual Retainer for Chairman of the Compensation Committee	10,000
Supplemental Annual Retainer for Lead Independent Director	10,000
Award for each Committee Meeting Attended	1,600

The Compensation Committee reviews and approves compensation of the members of the Board. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the Committee deems appropriate.

Under the Company’s Director Deferral Plan, non-employee directors may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the Board. Deferred fees are deemed to be invested in mutual funds selected by the directors from a predetermined list of funds. When a director retires or resigns, the director is entitled to receive cash payments in installments based upon the amount of fees deferred and the investment return on the selected investment.

Compensation Discussion and Analysis

This section explains Coke Consolidated’s executive compensation program as it relates to the following “named executive officers” of the Company:

J. Frank Harrison, III	Chairman of the Board and Chief Executive Officer
James E. Harris	Senior Vice President, Shared Services and Chief Financial Officer
Henry W. Flint	President and Chief Operating Officer
Robert G. Chambless	Senior Vice President, Sales, Field Operations and Marketing
David M. Katz	Senior Vice President
William B. Elmore(1)	Vice Chairman of the Board until his retirement on November 30, 2015
Norman C. George(1)	President, BYB Brands, Inc. prior to its sale to The Coca-Cola Company on August 24, 2015

(1)	The SEC executive compensation disclosure rules require the Company to include Mr. Elmore and Mr. George as named executive officers because they would have been deemed to be named executive officers if they had still been serving as executive officers of the Company at the end of the fiscal year.

This discussion includes statements regarding financial and operating performance targets in the limited context of the Company’s executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

The goals for the Company’s executive compensation program are to provide compensation that is:

●	competitive to attract and retain appropriate executive talent;

●	affordable and appropriately aligned with stockholder interests;

●	fair, equitable and consistent as to each component of compensation;

●	designed to motivate executive officers to achieve the Company’s annual and long-term strategic goals and to reward performance based on the attainment of those goals;

●	designed to appropriately take into account risk and reward in the context of the Company’s business environment and long-range business plans;

●	designed to consider individual value and contribution to the Company’s success;

●

reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives;

●	sensitive to, but not exclusively reliant upon, market benchmarks; and

●	responsive to the Company’s succession planning objectives.

The Compensation Committee of the Board (the “Committee”) seeks to accomplish these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of the Company and its stockholders and employees.

In making decisions about executive compensation, the Committee relies primarily on its general experience and subjective considerations of various factors, including individual and corporate performance, the Company’s strategic business goals and compensation survey data. The Committee does not set specific benchmarks for overall compensation or for allocations between different elements and types of compensation.

The Committee oversees the compensation program for the Company’s executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.

The following table lists the key elements of the Company’s 2015 executive compensation program:

Key Elements of Executive Compensation

Element	Description	Purpose
Base Salaries	Fixed cash compensation based on responsibility, performance assessment, experience, tenure and potential.	Provide a fixed, baseline level of cash compensation.
Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate executive officers to achieve the Company’s annual strategic and financial goals.
Long-Term Performance Plan	Cash payment tied to performance over a three-year period. The CEO does not participate in this plan.	Promote retention and motivate executive officers to achieve the Company’s longer-term strategic and financial goals.
CEO Performance Units	Performance-based restricted stock units granted only to CEO. Awards vest in equal annual increments over a 10-year period with each annual increment tied to the Company’s annual performance.	Promote long-term retention, motivate the CEO to consistently achieve the Company’s annual strategic and financial goals, and maintain an appropriate balance of at-risk, performance-based compensation for the CEO.
Officer Retention Plan	Supplemental defined benefit plan providing retirement and severance benefits.	Attract executive talent and promote retention with a long-term perspective.
Long-Term Retention Plan	Supplemental defined contribution plan providing retirement and severance benefits.	Attract executive talent and promote retention with a long-term perspective.
Supplemental Savings Incentive Plan	Supplemental deferred compensation plan enabling executive officers to defer a portion of their annual salary and bonus and cash awards under the Long-Term Performance Plan.	Promote retention, encourage executive officers to save for retirement and provide retirement savings in a tax-efficient manner.
Other Benefits and Executive Compensation Policies	Premiums paid for life and disability insurance, annual flexible benefit allowance and personal use of corporate aircraft.	Attract and retain executive talent and enhance efficiency.

Determining Executive Compensation

Discretion and Subjective Judgment of Committee

The Committee reviews and determines all compensation for the executive officers.

In determining base salaries, annual and long-term incentive targets and all other matters related to executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including the Company’s strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential.

The Committee does not set specific targets or benchmarks for overall compensation or for allocations between fixed and performance-based compensation, cash and noncash compensation or short-term and long-term compensation.

Annual Compensation Reviews

The Committee conducts an annual review of executive officer compensation to determine if changes are appropriate. As part of this review, management submits recommendations to the Committee for review and approval.

Management’s recommendations are determined based on an annual compensation review process conducted by senior management, including the named executive officers. This process includes reviewing self-assessments completed by each executive officer, job performance reviews completed by each executive officer’s supervising manager and comparative compensation data provided by management’s compensation consultant. Based on this process, the Vice Chairman and the President and Chief Operating Officer make specific recommendations to the CEO. The CEO reviews and approves compensation recommendations for all executive officers, including the named executive officers, before they are submitted to the Committee.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the executive officers with any modifications the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year.

Role of Compensation Consultants and Market Analysis

Management retained Hay Group to assist with an overall review of the compensation program and to provide general advice and counsel regarding various executive and director compensation matters. During 2015, management retained Hay Group to complete a comparative study of the Company’s executive compensation program relative to peer companies and survey data, which was considered by the Committee in connection with its decisions regarding compensation for 2015 (the “2015 Executive Compensation Review”). A Hay Group representative attended the 2015 Committee meetings and also met in executive session with the Committee.

The 16 peer group companies used for the 2015 Executive Compensation Review were all publicly-traded companies similar in size and in the same industry as the Company. The peer group consisted of the following companies:

Company Name	2014 Reported Revenues ($ in billions)
Green Mountain Coffee Roasters, Inc.	4.7
Hansen Natural Corp.	2.5
McCormick & Company, Incorporated	4.2
Molson Coors Brewing Company	4.1
Mead Johnson Nutrition Company	4.4
Flowers Foods, Inc.	3.7
Brown-Forman Corporation	3.1
Constellation Brands, Inc.	6.0
Cott Corporation	2.1
TreeHouse Foods, Inc.	2.9
Dr Pepper Snapple Group, Inc.	6.1
The Hain Celestial Group, Inc.	2.2
Snyder’s-Lance, Inc.	1.6
Seneca Foods Corporation	1.3
Lancaster Colony Corporation	1.0
Diamond Foods, Inc.	0.9

Coke Consolidated	1.7
Median	3.0
Average	3.2

Management and the Committee have used the studies by Hay Group and other publicly available compensation surveys and data as a point of reference to assess whether the compensation for each of the executive officers is within a reasonably competitive range. The Committee has not, however, relied exclusively on the compensation studies or set compensation components to meet specific benchmarks, such as targeting salaries or total compensation “above the median” or “at the 75th percentile.”

Base Salaries

Base salaries are the foundation of the Company’s compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, responsibilities, individual performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of the Company’s executive compensation program, including annual bonuses, long-term performance awards and retirement benefits.

The Committee approved the following market-based adjustment of the named executive officers’ base salaries effective April 1, 2015:

Name	2014 Base Salary	2015 Base Salary	% Increase (Decrease)
Mr. Harrison	$926,331	$949,489	2.5%
Mr. Harris	$500,000	$550,000	10.0%
Mr. Flint	$663,000	$696,150	5.0%
Mr. Chambless	$430,500	$450,000	4.5%
Mr. Katz	$409,500	$425,000	3.8%
Mr. Elmore	$641,000	$600,000	(6.4)%
Mr. George	$366,325	$375,483	2.5%

The base salary adjustments in 2015 for all executive officers of the Company (including the named executive officers other than Mr. Elmore whose salary was reduced) averaged 4.3%. Messrs. Flint, Harris, Chambless and Katz received a larger than average increase in recognition of their work on the franchise territory expansion transactions and the related growth in the scope and responsibilities of their positions with the Company. Mr. Elmore’s base salary was decreased in connection with the ongoing transition of Mr. Flint to the position of President and Chief Operating Officer and Mr. Elmore to the position of Vice Chairman.

The Committee believes the named executive officers’ base salaries for 2015 were within a reasonable range of base salaries for comparable executive talent.

Annual Bonus Plan

All of the named executive officers other than Mr. George participate in the Company’s Annual Bonus Plan. The Company’s Annual Bonus Plan provides each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance.

The formula for computing annual bonus payouts is as follows:

Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Overall Goal Achievement Factor (%)	x	Individual Performance Factor (%)	=	Bonus Award Earned

Target Bonus Percentage

In the first quarter of each year, the Committee approves a target bonus percentage for each executive officer, expressed as a percentage of base salary. Target bonus percentages are determined based on each executive officer’s position and level of responsibility.

The target bonus percentages for the named executive officers for 2015 were as follows:

Name	2015 Target Bonus Award (% of Base Salary)
Mr. Harrison	100%
Mr. Harris	70%
Mr. Flint	100%
Mr. Chambless	70%
Mr. Katz	70%
Mr. Elmore	75%

The target bonus percentages for Mr. Harris, Mr. Chambless and Mr. Katz were increased from 60% to 70% of base salary in recognition of the growth in the scope and responsibilities of their positions with the Company as a result of the franchise territory expansion transactions. The target bonus percentages for the other named executive officers remained unchanged from 2014 as a percent of base salary.

Overall Goal Achievement Factor

The overall goal achievement factor is calculated based on the Company’s achievement of annual corporate performance goals determined for each performance measure under the Annual Bonus Plan. The target performance goal for each performance measure was in each case equal to or greater than the target performance in the Company’s 2015 operating plan. The following table summarizes the performance measures and related corporate performance goals approved by the Committee for 2015:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Earnings Before Interest and Taxes	75%	$96.8 million	$109.3 million	$122.0 million
Net Debt Reduction	15%	$(49.0) million	$(39.0) million	$(8.5) million
Revenue	10%	$1.897 billion	$2.002 billion	$2.102 billion

The Committee selected Earnings Before Interest and Taxes, Net Debt Reduction and Revenue as the performance measures for 2015 because the Committee believes the achievement of these goals is consistent with the long-term interests of the Company’s stockholders. There were no changes from 2014 to 2015 in the respective weights assigned to the performance measures.

The performance measures are defined as follows:

●	“Earnings Before Interest and Taxes” means income from operations determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”);

●

“Net Debt Reduction” means the change in “Net Debt” from the beginning of the fiscal year to the end of the fiscal year. The term “Net Debt” means the obligations of Coke Consolidated and its subsidiaries under long-term debt and capital leases (including any current maturities), less cash, short-term investments and marketable securities, all determined on a consolidated basis in accordance with GAAP; and

●	“Revenue” means net sales revenue determined on a consolidated basis in accordance with GAAP.

The Committee also approves the threshold, target and maximum performance goals for each performance measure under the Annual Bonus Plan. If the threshold goal is not achieved for a given measure, there is no payout on that measure. Increasingly larger payouts are awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Annual Bonus Plan, in determining the overall goal achievement factor, the Committee makes adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events and nonrecurring system transformation items. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

The following table reflects the calculation of the overall goal achievement factor for 2015:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Earnings Before Interest and Taxes	75%	$109.3 million	$116.7 million	125%	93.75%
Net Debt Reduction	15%	$(39.0) million	$(11.5) million	140%	21.00%
Revenue	10%	$2.002 billion	$2.017 billion	105%	10.50%

Overall Goal Achievement Factor					125.25%

Individual Performance Factor

The Committee sets the individual performance factor for each named executive officer during the first quarter of each fiscal year based on its subjective judgment of the executive officer’s performance for the prior year, including consideration of the executive officer’s annual performance evaluation, special projects the executive may be assigned during the year and management’s recommendations. The target individual performance factor is 1.0; the maximum individual performance factor is 1.5.

Annual Bonus Calculation

Based on the Committee’s determinations as described above, the bonus amounts paid to the named executive officers for 2015 were calculated as follows:

Name	Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Overall Goal Achievement Factor	x	Individual Performance Factor	=	Bonus Award Earned
Mr. Harrison	$949,489	x	100%	x	125.25%	x	1.0	=	$1,189,235
Mr. Harris	$550,000	x	70%	x	125.25%	x	1.0	=	$482,213
Mr. Flint	$696,150	x	100%	x	125.25%	x	1.0	=	$871,928
Mr. Chambless	$450,000	x	70%	x	125.25%	x	1.0	=	$394,538
Mr. Katz	$425,000	x	70%	x	125.25%	x	1.0	=	$372,619
Mr. Elmore(1)	$600,000	x	75%	x	125.25%	x	1.0	=	$526,285

(1)	In connection with Mr. Elmore’s transition to Vice Chairman, his base salary was decreased from $641,000 to $600,000 effective April 1, 2015. Mr. Elmore earned a prorated bonus for 2015 based on his base salary before and after the decrease and his retirement on November 30, 2015 as follows: [(($641,000 x 3/12) + ($600,000 x 8/12)) x 75%] x 125.25%.

BYB Brands, Inc. Annual Bonus Plan

Mr. George participated in the BYB Brands, Inc. Annual Bonus Plan (the “BYB Annual Bonus Plan”). The BYB Annual Bonus Plan provides participants, including Mr. George, the opportunity to earn an annual cash award based on a review of BYB’s financial performance by the board of BYB, measured by net revenue, operating expenses, gross margin and operating income, and strategic performance, measured by development of additional selling channels, customer service and satisfaction, net revenue growth, brand value and distributor development and execution. The amount of the bonus earned is based upon the attainment by the participant and BYB of the performance targets, as determined by the board of BYB in its sole discretion.

The BYB Annual Bonus Plan provides that if a change in control of BYB occurs prior to the end of a fiscal year, each participant will be entitled to receive a pro rata portion of the participant’s target award for the fiscal year, based on the portion of the fiscal year completed through the date of the change in control. A change in control of BYB occurred on August 24, 2015, the date of the sale of BYB to The Coca-Cola Company, and Mr. George earned a prorated bonus for 2015 based on his target award of $137,684 calculated as follows:

Base Salary	x	Target Bonus % (% of Base Salary)	x	Overall Goal Achievement Factor(1)	x	Pro Rated Factor	=	Bonus Award Earned
$375,483	x	55%	x	100%	x	66.67%	=	$137,684

(1)	The achievement factor is 100.00% due to the change in control of BYB on August 24, 2015.

Long-Term Performance Plan

The Long-Term Performance Plan delivers a targeted percentage of base salary to each participant based on the achievement of long-term goals of the Company. The Long-Term Performance Plan is offered to the executive officers and other key employees. A three-year performance cycle is generally established each year for determining compensation under the Long-Term Performance Plan.

The Committee approved the Long-Term Performance Plan to encourage retention of executive officers and key employees, increase the proportion of their total performance-based compensation, and provide an incentive to achieve the Company’s long-term strategic goals.

The general formula for computing awards under the Long-Term Performance Plan is as follows:

Target Award	x	Long-Term Performance Factor (%)	=	Award Earned

2015 Long-Term Plan

In the first quarter of 2015, the Committee established the Long-Term Performance Plan for the 2015-2017 three-year period (the “2015 Long-Term Plan”).

The Committee approved target awards under the 2015 Long-Term Plan based on its consideration of each executive officer’s base salary, position and level of responsibility, succession planning considerations, the Company’s historical grant practices and culture and market benchmark data provided by Hay Group. Payouts with respect to the target awards will be made in early 2018 depending on the Company’s achievement of specified average performance goals during the three-year performance period.

The following table reflects the target awards granted to the named executive officers under the 2015 Long-Term Plan:

	2015 Long-Term Plan Target Awards
Name	% of Base Salary	$ Amount
Mr. Harris	70%	$385,000
Mr. Flint	100%	$696,150
Mr. Chambless	70%	$315,000
Mr. Katz	70%	$297,500
Mr. Elmore	75%	$450,000
Mr. George	50%	$187,741

The target awards for Messrs. Harris, Chambless and Katz increased from 60% to 70% in recognition of the growth in the scope and responsibilities of their positions with the Company as a result of the franchise territory expansion transactions. The target awards for the other named executive officers remained unchanged from 2014 as a percent of base salary. Mr. Harrison does not participate in the 2015 Long-Term Plan due to his long-term performance stock units described below.

The long-term performance factor is calculated based on the Company’s achievement of average annual corporate performance goals during the three-year performance period. The following table summarizes the corporate performance measures and weights approved by the Committee for the 2015 Long-Term Plan:

Performance Measure	Weight
Average Earnings Per Share	40%
Average Debt/Operating Cash Flow	40%
Average Return on Total Assets	10%
Average Revenue	10%

The Committee selected Earnings Per Share, Debt/Operating Cash Flow, Return on Total Assets and Revenue as the performance measures under the 2015 Long-Term Plan because the Committee believes the achievement of goals with respect to these measures is consistent with the long-term interests of the Company’s stockholders.

Each of the performance measures is defined as follows:

●

“Earnings Per Share” means diluted net income per share of common stock determined by dividing (a) net income by (b) the weighted average number of shares of common stock outstanding, all determined on a consolidated basis in accordance with GAAP;

●

“Debt/Operating Cash Flow” means (a) long-term debt and obligations under capital leases (including the current portion thereof) less cash, short-term investments and marketable securities divided by (b) the sum of (i) income from operations, plus (ii) depreciation and amortization, all determined on a consolidated basis in accordance with GAAP;

●	“Return on Total Assets” means (a) net income divided by (b) average total assets as of the beginning and end of a fiscal year, all determined on a consolidated basis in accordance with GAAP; and

●	“Revenue” means net sales determined on a consolidated basis in accordance with GAAP.

The Committee approved the threshold, target and maximum performance goals for each performance measure under the 2015 Long-Term Plan. The target performance goals are set at a level believed by management to be reasonably achievable and the Company’s 2015 financial results were favorable for the first year of the 2015 Long-Term Plan. The economic and business environment facing the Company remains challenging and therefore the Company’s ability to achieve the target goals under the 2015 Long-Term Plan is uncertain.

If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal:

Performance Level	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee will make adjustments to actual levels of achievement to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events and nonrecurring system transformation items. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

Payments, if any, under the 2015 Long-Term Plan will be made in early 2018 based on the Company’s audited financial results for fiscal years 2015 through 2017. Consistent with the Company’s historical practices of compensating executive officers (other than the CEO) in cash, the awards will be paid in cash instead of equity due to the limited number of shares of Coke Consolidated stock held by stockholders who are not affiliates of the Company and the limited trading volume of the Company’s common stock.

2013 Long-Term Plan

In the first quarter of 2013, the Committee established the Long-Term Performance Plan for the 2013-2015 three-year period (the “2013 Long-Term Plan”). Awards under the 2013 Long-Term Plan were paid in early 2016 based on the Company’s audited financial results for fiscal years 2013 through 2015. The awards were calculated as follows:

Name	2013 Long-Term Plan Target Awards	x	Long-Term Performance Factor	=	Award Earned
Mr. Harris	$285,053	x	124%	=	$353,465
Mr. Flint	$650,000	x	124%	=	$806,000
Mr. Chambless	$246,000	x	124%	=	$305,040
Mr. Katz	$234,000	x	124%	=	$290,160
Mr. Elmore(1)	$511,500	x	124%	=	$616,642
Mr. George(1)	$179,571	x	124%	=	$197,927

(1)	The awards earned by Messrs. Elmore and George were prorated because they terminated employment during the three-year performance period. Mr. Elmore, who retired on November 30, 2015, received 35/36 of the full award and Mr. George, who terminated employment in connection with the sale of BYB Brands on August 24, 2015, received 32/36 of the full award.

The following table reflects the calculation of the long-term performance factor under the 2013 Long-Term Plan:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Average Earnings Per Share	40%	$3.73	$4.30	150.0%	60.0%
Average Debt/Operating Cash Flow	40%	2.953	2.931	100.0%	40.0%
Average Return on Total Assets	10%	2.67%	3.03%	150.0%	15.0%
Average Revenue	10%	$1.718 billion	$1.711 billion	90.0%	9.0%

Overall Goal Achievement Factor					124.0%

In determining the long-term performance factor, the Committee made adjustments to the actual levels of achievement to ensure that each corporate performance measure reflected the Company’s normalized operating performance in the ordinary course of business.

CEO Performance Units

The Committee awarded 400,000 performance units to Mr. Harrison, the Company’s Chairman and CEO, in 2008. The award was made to maintain Mr. Harrison’s total compensation and at-risk compensation at competitive levels and provide a retention incentive through 2018.

The Committee designed the award to be payable in Coke Consolidated class B common stock:

●	due to Mr. Harrison’s unique position within the Company and the Coca-Cola system;

●	to enhance the Company’s flexibility to make acquisitions with stock without impairing the Company’s favorable ownership and control structure;

●	to further align Mr. Harrison’s interests with those of the Company’s stockholders; and

●	in recognition of the Company’s historical practices for Mr. Harrison’s compensation.

Each performance unit represents the right to receive one share of Coke Consolidated class B common stock based on the achievement of specified corporate performance goals under the Annual Bonus Plan. For each of fiscal years 2009 through 2018, up to 40,000 performance units may vest in accordance with the following formula:

40,000	x	Overall Goal Achievement Factor under Annual Bonus Plan (Maximum = 100%)	=	Vested Performance Units

The following reflects the calculation of vested performance units for fiscal 2015:

Name	Vesting Target	x	Overall Goal Achievement Factor (Max. 100%)	=	Vested Performance Units
J. Frank Harrison, III	40,000	x	100%	=	40,000

The value realized by Mr. Harrison upon vesting of the 40,000 performance units was $7,123,600 based on the closing price of the Company’s common stock of $178.09 on March 8, 2016.

The overall goal achievement factor under the Annual Bonus Plan for 2015 was 125.25% (see pages 32 through 33 for a discussion of the overall goal achievement factor, including the corporate performance measures and goals used for determining the overall goal achievement factor); however, for purposes of calculating the number of performance units that vest in a given year, the overall goal achievement factor is limited to 100%.

If fewer than 40,000 performance units vest for any annual performance period, Mr. Harrison will automatically forfeit the unvested portion of the units for that performance period. No performance units were forfeited for 2015.

The award agreement does not provide for income tax reimbursements. If requested by Mr. Harrison, a portion of the award will be settled in cash as necessary to satisfy maximum statutory tax withholding requirements.

Officer Retention and Long-Term Retention Plans

Historically, the Committee has emphasized retention as a key objective of the Company’s compensation program. The Company maintains two supplemental retirement plans—the Officer Retention Plan (“ORP”) and the Long-Term Retention Plan (“LTRP”)—for the purpose of attracting and retaining executive talent until retirement and promoting a long-term perspective. These plans are also provided in light of the Company’s historical practice of not using equity as a significant component of compensation (except for the CEO). The material terms of the ORP and the LTRP are described on pages 46 and 48, respectively.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan (“SSIP”) allows the executive officers to defer a portion of their annual salary and bonus. The Company may match up to 50% of the first 6% of salary deferred. The Company may also make additional discretionary contributions to the participants’ accounts.

Prior to 2006, participants could elect to receive a fixed annual return of up to 13% on their account balances. This provided participants with an above-market rate of return and resulted in a long-term fixed liability for the Company that was not contingent on its corporate performance. For these reasons, the Committee eliminated the option to receive a fixed rate of return for all deferrals and Company contributions made on or after January 1, 2006. The fixed rate of return option was not eliminated for deferrals and Company contributions made before January 1, 2006. The material terms of the SSIP are described beginning on page 47.

Other Benefits and Executive Compensation Policies

Pension Plan

The Company maintains a tax-qualified defined benefit pension plan. Effective June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen. Mr. Harris and Mr. Katz do not participate in the pension plan because their employment with the Company began after June 30, 2006.

401(k) Savings Plan

The Company maintains a tax qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code for substantially all of its employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) plan are made on a pre-tax basis. Contributions by the named executive officers are limited by the Internal Revenue Code.

Severance and Change of Control

The Company’s senior executive officers, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described in this section in connection with a termination of employment or a change of control of the Company. With respect to termination of employment, each executive officer is entitled to certain payments upon termination without cause, voluntary resignation or termination due to death or disability. The terms of the severance provisions are described beginning on page 49.

Change of control benefits are provided to ensure that in the event of a friendly or hostile change of control, the Company’s executive officers will be able to advise the Board about the potential transaction, without being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change of control.

The Committee does not consider the change of control provisions in determining the forms or amounts of other compensation. The terms of the change of control provisions are described beginning on page 49.

Personal Benefits

The Company provides personal benefits to the named executive officers that management and the Committee believe are reasonable, competitive and consistent with the Company’s overall objective of attracting and retaining executive talent. The Committee believes the value of providing these benefits to the Company’s executive officers outweighs the cost of the benefits. The cost of these benefits to Coke Consolidated is reflected under All Other Compensation (Column (h)) in the Summary Compensation Table on page 40.

Each of the executive officers is provided with an annual flexible benefit allowance. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent. The Committee made this change to:

●	minimize decisions regarding the types of benefits provided;

●	give the executive officers choice and flexibility;

●	fix the Company’s expenses with respect to these types of benefits; and

●	eliminate inequity among executive officers.

Each of the named executive officers received an annual flexible benefit allowance for 2015. The amount of the allowance was $45,000 for Mr. Harrison and Mr. Elmore, $35,000 for Mr. Flint and $25,000 for Mr. Harris, Mr. Chambless, Mr. Katz and Mr. George. These amounts were determined based on the Company’s annual average costs of providing historical personal benefits that were replaced by the annual flexible benefit allowance, including the costs of prior income tax reimbursements paid in connection with the historical benefits.

The Company continues to pay long-term disability and life insurance premiums for the named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. For certain elements of compensation, the Company also pays income tax gross-ups to provide the full benefit of the compensation.

The Board requires the CEO to use the Company’s corporate aircraft whenever reasonable for both business and personal travel. This benefit increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison also allows him to efficiently and securely conduct business during both business and personal flights and eliminates the inefficiencies of commercial travel. The Board believes that the value of making the aircraft available to Mr. Harrison and his family, in terms of convenience, security and saving time, results in an efficient form of compensation for Mr. Harrison.

Other executive officers may use the Company’s corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and the Board. Depending on availability, family members of executive officers may travel on the corporate aircraft to accompany executives on business. There is nominal or no incremental cost to the Company for these passengers.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing the Company’s incentive and equity compensation plans. Under Section 162(m) of the Internal Revenue Code, a public company is generally not permitted to deduct non-performance-based compensation paid to a named executive officer (other than the principal financial officer) to the extent the compensation exceeds $1 million in any year. Special rules apply for “performance-based” compensation. The Committee has designed the Annual Bonus Plan, the Long-Term Performance Plan, and the CEO’s performance unit award to maximize the deductibility of compensation paid to the named executive officers. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for the Company’s named executive officers in the format specified by the SEC.

I. 2015 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
J. Frank Harrison, III Chairman and Chief Executive Officer	2015 2014 2013	$943,700 921,790 903,716	— — —	$4,254,800 3,373,600 2,580,800	$1,189,235 1,206,546 926,331	$163,398 1,513,306 1,163,935	$1,677,781 684,736 765,167	$8,228,914 7,699,978 6,339,949
James E. Harris Senior Vice President, Shared Services and Chief Financial Officer	2015 2014 2013	$537,500 493,772 472,191	— — —	— — —	$835,678 858,375 674,671	$200,000 200,000 200,000	$169,538 95,835 100,198	$1,742,716 1,647,982 1,477,060
Henry W. Flint President and Chief Operating Officer	2015 2014 2013	$687,863 659,750 637,500	— — —	— — —	$1,677,928 1,545,429 1,146,574	$512,823 492,475 299,998	$106,754 91,726 90,343	$2,985,368 2,789,380 2,174,415
Robert G. Chambless Senior Vice President, Sales, Field Operations and Marketing	2015 2014 2013	$445,125 425,375 407,500	— — —	— — —	$699,578 721,436 512,170	$187,929 264,752 186,194	$120,940 66,635 68,658	$1,453,572 1,478,198 1,174,522
David M. Katz Senior Vice President	2015	$421,125	—	—	$662,779	$156,250	$108,566	$1,348,720
William B. Elmore Former Vice Chairman	2015 2014 2013	$560,250 651,250 692,551	— — —	— — —	$1,142,927 1,541,444 1,282,129	$872,240 1,020,283 750,010	$163,621 156,055 136,056	$2,739,038 3,369,032 2,860,746
Norman C. George President, BYB Brands, Inc. prior to its sale to The Coca-Cola Company on August 24, 2015	2015	$239,608	$1,126,449	—	$335,611	$119,298	$56,572	$1,877,538

Salary (Column (c))

The amounts shown in the “Salary” column include amounts deferred by the executive officers under the 401(k) Savings Plan and the SSIP.

Bonus (Column (d))

The amount shown in the “Bonus” represents a bonus awarded to Mr. George for his outstanding leadership of BYB and his efforts in connection with the sale of BYB to The Coca-Cola Company.

Stock Awards (Column (e))

The amounts shown in the “Stock Awards” column represent the grant-date fair values of the 40,000 performance units awarded to the CEO and subject to vesting in each of 2015, 2014 and 2013. The grant-date fair values of the awards are computed in accordance with Financial Accounting Standards Board Accounting

Standards Codification Topic 718 based on the Committee’s expectations as of the grant dates regarding the probable level of achievement under the awards. The Committee assumed the maximum level of achievement under each of the awards. The assumptions made in determining the fair value of the performance unit awards are described on page 94 of the Company’s Form 10-K for the fiscal year ended January 3, 2016.

Non-Equity Incentive Plan Compensation (Column (f))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the performance-based cash awards earned under the Annual Bonus Plan and the 2013 Long-Term Plan, as follows:

Name	2015 Annual Bonus Plan	2013 Long-Term Plan	Total
Mr. Harrison	$1,189,235	—	$1,189,235
Mr. Harris	482,213	$353,465	835,678
Mr. Flint	871,928	806,000	1,677,928
Mr. Chambless	394,538	305,040	699,578
Mr. Katz	372,619	290,160	662,779
Mr. Elmore	526,285	616,642	1,142,927
Mr. George	137,684	197,927	335,611

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (g))

The following table breaks out the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2015:

Name	Pension Plan (1)	Officer Retention Plan (2)	Nonqualified Deferred Compensation Earnings (3)	Total
Mr. Harrison	—	—	$163,398	$163,398
Mr. Harris	—	$200,000	—	200,000
Mr. Flint	—	500,000	12,823	512,823
Mr. Chambless	—	183,929	4,000	187,929
Mr. Katz	—	156,250	—	156,250
Mr. Elmore	—	569,298	302,942	872,240
Mr. George	—	119,298	—	119,298

(1)	The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the Pension Plan from the beginning of the fiscal year to the end of the fiscal year. For the 2015 fiscal year, the present value of each executive’s benefit Pension Plan decreased (primarily due to an increase in the interest rate used to determine such present value) by the following amount:

Name	Decrease in Present Value of Pension Plan Benefit
Mr. Harrison	$17,392
Mr. Harris	—
Mr. Flint	1,546
Mr. Chambless	13,560
Mr. Katz	—
Mr. Elmore	12,549
Mr. George	13,822

Additional information regarding each executive officer’s accumulated benefits under the Pension Plan is presented beginning on page 45.

(2)	The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the ORP from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding each executive officer’s accumulated benefits under the ORP is presented on page 46.

(3)	The amounts shown in this column reflect the portion of annual earnings on each executive’s principal balance under the SSIP that is deemed to be “above-market interest” under the SEC rules. Additional information regarding the SSIP is presented beginning on page 47. The SSIP was amended in 2005 to eliminate the payment of above-market interest on salary deferrals and contributions made after 2005.

All Other Compensation (Column (h))

The following table describes each component of the “All Other Compensation” column for 2015. The amounts shown reflect the incremental cost to Coke Consolidated for each of the benefits:

Name	Supplemental Savings Incentive Plan	Long-Term Retention Plan	401(k) Savings Plan	Life Insurance	Disability Insurance	Income Tax Gross-Ups	Flexible Benefit Allowance	Personal Use of Corporate Aircraft	Directors Fees	Total
Mr. Harrison	$1,028,311	—	$13,250	$228,248	$6,945	$243,030	$45,000	$112,997	—	$1,677,781
Mr. Harris	16,125	$66,667	13,250	6,432	10,067	14,286	25,000	511	$17,200	169,538
Mr. Flint	—	—	13,250	17,687	11,971	24,174	35,000	4,672	—	106,754
Mr. Chambless	13,354	46,154	13,250	4,516	9,145	9,521	25,000	—	—	120,940
Mr. Katz	12,634	35,714	13,250	2,034	1,650	2,284	25,000	—	16,000	108,566
Mr. Elmore	16,808	—	13,250	27,449	8,249	29,665	45,000	—	23,200	163,621
Mr. George	7,188	—	7,593	7,725	1,650	7,416	25,000	—	—	56,572

The following describes each of the personal benefits reflected in the above table:

Supplemental Savings Incentive Plan

The Company makes matching and discretionary contributions to the executives’ accounts under the SSIP.

Long-Term Retention Plan

The Company makes matching and discretionary contributions to the executives’ accounts under the LTRP.

401(k) Savings Plan

The Company makes matching contributions to the executives’ accounts under the 401(k) Savings Plan of up to 5% of each executive’s eligible compensation based on the Company’s 2015 performance. The Company’s matching contribution is comprised of a 3.5% fixed component and a 1.5% discretionary component. The Company funded all of the 1.5% discretionary matching contribution for 2015.

Disability and Life Insurance

The Company pays long-term disability, excess group life insurance and individual life insurance premiums for certain named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. Of the amount shown for Mr. Harrison, $222,704 was for premiums paid on (i) an individual whole-life policy that the Company agreed to provide to Mr. Harrison in 2003 in connection with the termination of a split-dollar life insurance arrangement and (ii) a joint and survivor whole-life policy on Mr. Harrison and his spouse.

Income Tax Gross-Ups

The Company pays income tax gross-ups with respect to certain long-term disability and individual life insurance premiums and personal use of corporate aircraft.

Flexible Benefit Allowance

The Flexible Benefit Allowance is intended to establish an equitable distribution among the executive group of the monies spent on executive perquisites. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent.

Aircraft Usage

The incremental cost of personal use of the Company’s corporate aircraft is calculated based on the average cost of fuel, crew travel, on-board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

Directors Fees

This column reflects fees paid to Mr. Harris by South Atlantic Canners, Inc. for his service as a director of South Atlantic Canners, Inc., to Mr. Katz by Western Container Corporation for his service as chairman of Western Container Corporation and to Mr. Elmore by Southeastern Container, Inc. for his service as a director of Southeastern Container, Inc. South Atlantic Canners, Inc., Western Container Corporation and Southeastern Container, Inc. are manufacturing cooperatives comprised of Coca-Cola bottlers in which the Company is a member.

II. 2015 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to the named executive officers in March 2015:

			Date of Initial Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)
Name	Plan (1)	Grant Date		Threshold ($)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Mr. Harrison	ABP PU(4)	N/A 3/3/2015	N/A 2/27/2008	$47,474 —	$949,489 —	$2,136,351 —	— 20,000	— 40,000	— 40,000	$	— 4,254,800
Mr. Harris	ABP LTPP	N/A N/A	N/A N/A	19,250 38,500	385,000 385,000	866,250 577,500	— —	— —	— —		— —
Mr. Flint	ABP LTPP	N/A N/A	N/A N/A	34,808 69,615	696,150 696,150	1,566,338 1,044,225	— —	— —	— —		— —
Mr. Chambless	ABP LTPP	N/A N/A	N/A N/A	15,750 31,500	315,000 315,000	708,750 472,500	— —	— —	— —		— —
Mr. Katz	ABP LTPP	N/A N/A	N/A N/A	14,875 29,750	297,500 297,500	669,375 446,250	— —	— —	— —		— —
Mr. Elmore	ABP LTPP	N/A N/A	N/A N/A	22,884 45,000	457,688 450,000	1,029,797 675,000	— —	— —	— —		— —
Mr. George	BYB LTPP	N/A N/A	N/A N/A	10,326 18,774	206,516 187,741	464,660 281,612	— —	— —	— —		— —

(1)	Incentive award opportunities were granted under the following plans in 2015:

ABP	2015 Annual Bonus Plan

PU	CEO’s Performance Unit Award Agreement

LTPP	2015 Long-Term Plan

BYB	2015 BYB Brands, Inc. Annual Bonus Plan

The material terms of each plan are described in the “Compensation Discussion and Analysis” section beginning on page 28.

(2)	The target award amounts shown for the Annual Bonus Plan were computed using an individual performance factor of 1.0.

(3)	The maximum award amounts shown for the Annual Bonus Plan were computed using the maximum individual performance factor of 1.5.

(4)	Mr. Harrison was awarded 400,000 performance units in 2008. The performance units are subject to vesting in annual increments over a 10-year period beginning with 2009. Up to 40,000 performance units may vest each year based on the achievement of corporate performance goals established under the Annual Bonus Plan. Because the performance goals under the Annual Bonus Plan are set in the first quarter of each year, each 40,000 unit increment has an independent performance requirement and is considered to have its own service inception date, grant date and service period. Mr. Harrison does not have any voting rights or dividend rights with respect to the performance units until they vest and shares of Coke Consolidated class B common stock are issued.

III. Outstanding Equity Awards at Fiscal Year-End 2015

The following table shows the outstanding equity awards held by the named executive officers at the end of fiscal 2015.

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Harrison	160,000	(2)	$29,201,600

(1)	The amount shown in this column is based on the closing price of Coke Consolidated common stock ($182.51) on December 31, 2015, the last trading day of fiscal 2015.

(2)	This amount reflects the number of unvested performance units, each with respect to one share of Coke Consolidated class B common stock, as of January 3, 2016 under the Performance Unit Award Agreement with Mr. Harrison. On March 8, 2016, the Committee determined that the seventh 40,000 share increment of the performance unit award vested in full based on the Company’s performance during fiscal 2015. As of March 8, 2016, there were 120,000 remaining unvested performance units subject to vesting in annual increments based on the Company’s performance during fiscal 2016 through fiscal 2018.

IV. 2015 Option Exercises and Stock Vested

The following table shows stock vested during the fiscal year ended January 3, 2016 for the named executive officers. None of the named executive officers hold stock options.

Name	Number of Shares Acquired on Vesting (#)		Value Realized On Vesting ($)(1)
Mr. Harrison	40,000	(2)	$4,254,800

(1)	The amount shown in this column is based on the closing price of Coke Consolidated common stock ($106.37) on March 3, 2015.

(2)	This amount reflects the number of shares of Coke Consolidated class B common stock that vested in fiscal 2015 under Mr. Harrison’s Performance Unit Award Agreement.

V. 2015 Defined Benefit Plans

The Company maintains a traditional, tax-qualified pension plan (the “Pension Plan”) for certain non-union employees, including the named executive officers. On June 30, 2006, the Pension Plan stopped accepting new participants and the benefits under the plan for existing participants were frozen. The Company also maintains the ORP, a supplemental nonqualified retirement plan, for key executives, including the named executive officers. The following table provides information regarding the Pension Plan and ORP for fiscal 2015.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Harrison	Pension Plan	30	$974,797	—
	Officer Retention Plan	25	14,411,990	—
Mr. Harris	Pension Plan	0	—	—
	Officer Retention Plan	8	1,600,000	—
Mr. Flint	Pension Plan	3	95,536	—
	Officer Retention Plan	12	3,673,728	—
Mr. Chambless	Pension Plan	15	230,201	—
	Officer Retention Plan	10	1,160,714	—
Mr. Katz	Pension Plan	0	—	—
	Officer Retention Plan	3	468,750	—
Mr. Elmore	Pension Plan	22	632,126	—
	Officer Retention Plan	19	8,000,000	—
Mr. George	Pension Plan	24	719,310	—
	Officer Retention Plan	19	2,000,000	—

(1)	The amounts shown in this column are the actual number of years the officer has been a participant in each plan. None of the named executive officers have been given credit under the plans for years of service in addition to their actual years of service.

(2)	The amounts shown in this column are the present values of each named executive officer’s accumulated benefits under the plans. See pages 94 to 97 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016 for a description of the valuation method and material assumptions used to determine the present values of the accumulated benefits under the Pension Plan. The present value of each named executive officer’s accumulated benefits under the ORP is determined in accordance with the terms of the ORP, as discussed below.

Pension Plan

The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and since that date no additional employees have become participants in the plan and no additional benefits have accrued. On June 30, 2006, all participants in the plan became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation” as defined in the plan as of December 31, 2005 and “years of service” as defined in the plan as of June 30, 2006. As a tax-qualified pension plan, the maximum amount of compensation taken into account for each year under the terms of the plan is limited by the Internal Revenue Code. In 2006, this limit was $220,000. On January 3, 2016, the plan benefit of each of the named executive officers, except for Mr. Harris and Mr. Katz, was based on the maximum average compensation permitted by the plan and provides a benefit value equal to the amount shown in the above table under the “Present Value of Accumulated Benefit” column. Mr. Harris and Mr. Katz were hired after the plan was frozen, so they are not participants in the plan.

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants who have not reached age 65 but who have reached age 55 and have at least 10 years of service may retire and receive a reduced retirement benefit. Reductions for early retirement are 7.75% per year for the first 5 years and 4.00% per year for each additional year retirement is earlier than age 65. Mr. Harrison, Mr. Flint and Mr. Elmore are currently eligible for early retirement under the plan.

Benefits are payable as a single life annuity for participants who are single when payment of their plan benefit commences or as a 50% joint and survivor annuity over the life of the participant and spouse for participants who are married when payment of their plan benefit commences unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments for 10 years and thereafter for life, or a 75% or 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $5,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, the surviving spouse will receive the value of a 50% joint and survivor benefit.

Officer Retention Plan

The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, the Company maintains the ORP, which is a supplemental nonqualified defined benefit plan, to provide some of the Company’s key executives, including the named executive officers, with retirement benefits in excess of IRS limitations as well as additional supplemental benefits.

Under the ORP, the named executive officers are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance, and job tenure, and is specified in the participant’s individual agreement under the ORP.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant upon joining the plan. The monthly installment amounts are computed using an 8% discount rate using simple interest compounded monthly.

The plan does not provide an early retirement benefit, but participants are eligible under certain circumstances to receive a benefit based on their vested accrued benefit upon death, total disability or severance. Participants are also eligible to receive a benefit upon a change of control occurring before age 60. The benefits payable upon death, total disability, severance or a change of control are described beginning on page 49.

In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2019, the year in which Mr. Flint will attain age 65.

As of January 3, 2016, the estimated annual retirement benefit payable at age 60 for each of the named executive officers was as follows:

Name	Estimated Annual Retirement Benefit ($)	Number of Years Payable (#)
Mr. Harrison	$1,624,991	15
Mr. Harris	431,487	10
Mr. Flint	639,728	15
Mr. Chambless	294,894	20
Mr. Katz	359,573	10
Mr. Elmore	1,150,632	10
Mr. George	287,658	10

Each named executive officer will be entitled to continue participating in the ORP and earn supplemental benefits thereunder until he attains age 60 as described above. However, no new awards of supplemental retirement benefits will be made under the ORP after March 2014. All new supplemental retirement benefit awards will be made under the LTRP, the material terms of which are described on page 48.

VI. 2015 Nonqualified Deferred Compensation

Supplemental Savings Incentive Plan

The Company maintains the Supplemental Savings Incentive Plan, a nonqualified deferred compensation plan (the “SSIP”), for its key executives, including the named executive officers. The following table provides information regarding the named executive officers’ accounts and benefits under the SSIP for 2015.

Name	Executive Contributions in Fiscal 2015 ($)(1)	Company Contributions in Fiscal 2015 ($)(2)	Aggregate Earnings in Fiscal 2015 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 3, 2016 ($)(4)
Mr. Harrison	$56,622	$1,028,311	$249,185	—	$7,735,877
Mr. Harris	32,250	16,125	(95)	—	413,808
Mr. Flint	—	—	17,183	—	2,677,709
Mr. Chambless	78,156	13,354	30,905	$83,455	1,072,153
Mr. Katz	44,469	12,634	(1,206)	—	133,846
Mr. Elmore	33,615	16,808	1,225,381	137,582	11,075,022
Mr. George	241,723	7,188	(42,888)	59,895	1,069,841

(1)	All amounts shown in this column are also reported in the “Salary” column of the Summary Compensation Table.

(2)	All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Harrison—$163,398, Mr. Harris—$0, Mr. Flint—$12,823, Mr. Chambless—$4,000, Mr. Katz—$0, Mr. Elmore—$302,942 and Mr. George—$0.

(4)	Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of the Company’s proxy statements for previous years: Mr. Harrison—$2,813,551, Mr. Harris—$356,573, Mr. Flint—$1,983,666, Mr. Chambless—$235,390, Mr. Katz—$0, Mr. Elmore—$3,852,486 and Mr. George—$0.

The Company currently matches up to 50% of the first 6% of base salary deferred. The Company may also make discretionary contributions to participants’ accounts.

Participants are immediately vested in all amounts of salary and bonus deferred by them. The Company’s contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. The transition contributions vested in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by the Company become fully vested upon retirement, death or a change of control.

Amounts deferred by participants and contributions made by the Company before January 1, 2006 are deemed invested in either a “fixed benefit account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). For named executive officers with fixed benefit accounts, the amounts reported in the above table under “Aggregate Earnings in Fiscal 2014” and “Aggregate Balance at January 3, 2016” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by the Company on or after January 1, 2006 are deemed invested in a “post-2005 supplemental account.” Balances in pre-2006 supplemental accounts and post-2005 supplemental accounts are deemed invested by participants in investment choices that are made available by the Company, which are similar to the choices available under the 401(k) Savings Plan.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts become payable, as elected by a participant, either upon “termination of employment” or on a date designated by the participant between the year the participant turns 55 and the year the participant turns 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, upon “termination of employment” or at a date designated by the participant that is at least two years after the year that a salary deferral or other contribution was made and not later than the year the participant turns 70. A “termination of employment” occurs upon the later of (i) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (ii) at the election of the plan administrator, the date when the participant is no longer receiving severance benefits.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts are payable in equal monthly installments over 10 or 15 years, at the election of the participant. The monthly payment amount for a fixed benefit account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. The monthly payment amount for a pre-2006 supplemental account is calculated by dividing the vested account balance by the number of total monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in monthly installments over a period of 5, 10 or 15 years, at the election of the participant. The monthly payment for a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change of control, all account balances become payable in either a single lump sum or in equal monthly installments over a period of 5, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change of control, balances and monthly payments for fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. Additional information regarding amounts payable to each of the named executive officers upon a termination of employment, death or change of control is provided in the following section.

Long-Term Retention Plan

The LTRP is a supplemental nonqualified defined contribution plan that provides supplemental benefits to the Company’s key executives. The LTRP was adopted in March 2014 and all new awards of supplemental retirement benefits made on or after March 2014 will be made under the LTRP and not the ORP.

A participant in the LTRP earns a Company contribution credit to a supplemental benefits account for each year of employment with the Company through age 60, the normal retirement age under the plan. The amount of each participant’s credit is determined based on the participant’s position and level of responsibility, performance, and job tenure, and is specified in the participant’s individual agreement under the LTRP. The amount credited to a participant’s supplemental benefits account is deemed invested in investment choices that are similar to the choices available under the 401(k) Savings Plan. The supplemental benefits account is 50% vested through a participant’s attainment of age 51 while employed by the Company and becomes vested ratably for each year of continued employment thereafter through age 60. The account also becomes vested in the event of the participant’s death or disability or a change in control of the Company. The vested balance of a participant’s supplemental benefits account is payable following termination of employment in either a lump sum or in monthly installments over a period of 10, 15 or 20 years, at the election of the participant.

Mr. Harris, Mr. Chambless and Mr. Katz began participating in the LTRP in January 2015. The following table provides information regarding their accounts under the LTRP for 2015.

Name	Company Contributions in Fiscal 2015 ($)(1)	Aggregate Earnings in Fiscal 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 3, 2016 ($)
Mr. Harris	$66,667	$47	—	$66,714
Mr. Chambless	46,154	52	—	46,206
Mr. Katz	35,714	(274)	—	35,440

(1)	All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

VII. 2015 Potential Payments Upon Termination or Change of Control

The following table shows the estimated benefits payable to each named executive officer (other than Mr. Elmore who retired during the year and Mr. George who terminated employment upon the sale of BYB Brands, Inc. in August 2015) in the event of the executive officer’s termination of employment under various scenarios or a change of control of the Company. The amounts shown assume termination of employment or a change of control on January 3, 2016. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

Name and Plans	Voluntary Resignation or Termination without Cause ($)	Termination for Cause ($)	Death ($)	Disability ($)	Retirement ($)(1)	Change of Control ($)
Mr. Harrison
Officer Retention Plan(2)	$14,411,990	—	$14,411,990	$14,411,990	$14,411,990	$14,411,990
Supplemental Savings Incentive Plan(2)	7,735,877	$7,735,877	7,735,877	7,735,877	7,735,877	7,735,877
Performance Units(3)	—	—	—	—	—	7,300,400
Annual Bonus Plan	—	—	1,189,235	1,189,235	1,189,235	949,489

Total	$22,147,867	$7,735,877	$23,337,102	$23,337,102	$23,337,102	$30,397,756
Mr. Harris
Officer Retention Plan(2)	$1,040,000	—	$1,600,000	$1,600,000	$1,040,000	$3,000,000
Long Term Retention Plan	43,364	$43,364	66,714	66,714	43,364	500,000
Supplemental Savings Incentive Plan(2)	413,808	413,808	413,808	413,808	413,808	413,808
Annual Bonus Plan	—	—	482,213	482,213	—	385,000
Long-Term Performance Plan(4)	—	—	681,798	681,798	—	681,798

Total	$1,497,172	$457,172	$3,244,533	$3,244,533	$1,497,172	$4,980,606
Mr. Flint
Officer Retention Plan(2)	$3,673,728	—	$3,673,728	$3,673,728	$3,673,728	$5,673,728
Supplemental Savings Incentive Plan(2)	2,677,710	$2,677,710	2,677,710	2,677,710	2,677,710	2,677,710
Annual Bonus Plan	—	—	871,928	871,928	—	696,150
Long-Term Performance Plan(4)	—	—	1,480,050	1,480,050	—	1,480,050

Total	$6,351,438	$2,677,710	$8,703,416	$8,703,416	$6,351,438	$10,527,638
Mr. Chambless
Officer Retention Plan(2)	$580,357	—	$1,160,714	$1,160,714	$580,357	$3,000,000
Long Term Retention Plan	23,105	$23,105	46,206	46,206	23,105	500,000
Supplemental Savings Incentive Plan(2)	1,022,541	1,022,541	1,022,541	1,022,541	1,022,541	1,073,153
Annual Bonus Plan	—	—	394,538	394,538	—	315,000
Long-Term Performance Plan(4)	—	—	582,240	582,240	—	582,240

Total	$1,626,003	$1,045,646	$3,206,239	$3,206,239	$1,626,003	$5,470,393
Mr. Katz
Officer Retention Plan(2)	$234,375	—	$468,750	$468,750	$468,750	$2,500,000
Long Term Retention Plan	17,720	$17,720	35,440	35,440	17,720	500,000
Supplemental Savings Incentive Plan(2)	110,848	110,848	133,847	133,847	110,848	133,847
Annual Bonus Plan	—	—	372,619	372,619	—	297,500
Long-Term Performance Plan(4)	—	—	553,127	553,127	—	553,127

Total	$362,943	$128,568	$1,563,783	$1,563,783	$597,318	$3,984,474

(1)	Mr. Harrison and Mr. Flint would have been eligible to receive payments under the SSIP upon retirement on January 3, 2016 because both of them have attained age 55. Mr. Harrison would have been eligible to receive a payment under the Annual Bonus Plan upon retirement on January 3, 2016 because he has attained age 55 and completed 20 years of service.

(2)	Amounts shown for the ORP and SSIP assume payment as a lump sum as of January 3, 2016. Participants may elect to receive payments in monthly installments over 10, 15 or 20 years based on the present value of the benefit computed using applicable discount rates under the plan.

(3)	Amount reflects the vesting of 40,000 performance units. The value was determined by multiplying the number of vested performance units by the market price of Coke Consolidated common stock on January 3, 2016 ($182.51).

(4)	Amounts payable under the Long-Term Performance Plan were calculated using the actual level of achievement of the performance goals for the 2013-2015 performance period and assuming the achievement of target performance goals for the three-year performance periods ending in 2016 and 2017.

The Company’s executive officers, including the named executive officers, do not have any special employment or severance agreements. The executive officers are entitled, however, to certain payments (as illustrated in the above table) under the terms of the Company’s existing compensation and benefit plans in connection with the termination of their employment or a change of control of the Company. The following narrative describes the terms of those plans as they relate to a termination of employment or change of control.

Officer Retention Plan

The ORP, the material terms of which are described on page 46, contains special provisions for severance, death, total disability or a change of control.

In the event of death or total disability, each participant becomes fully vested in the amount of their accrued benefit under the ORP.

Upon termination without cause or voluntary resignation, each participant’s accrued benefit is 50% vested until age 50, with the vesting percentage increasing by 5% each year after the age of 50 until fully vested at age 60. All rights to any benefits under the plan are forfeited if a participant is terminated for cause.

In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2019, the year in which Mr. Flint will attain age 65.

In the event of a “change of control” of the Company, each participant is entitled to an amount equal to the normal retirement benefit otherwise payable to them at age 60 under the ORP. A “change of control” occurs under the ORP:

(a)	when a person or group other than the Harrison family acquires shares of the Company’s capital stock having the voting power to designate a majority of the Board;

(b)	when a person or group other than the Harrison family acquires or possesses shares of the Company’s capital stock having power to cast (i) more than 20% of the votes regarding the election of the Board and (ii) a greater percentage of the votes regarding the election of the Board than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries outside the ordinary course of business other than to a person or group controlled by the Company or the Harrison family; or

(d)	upon a merger or consolidation of the Company with another entity where the Company is not the surviving entity.

The death benefit under the ORP is payable in a single lump sum. The other severance and change of control benefits are payable in equal monthly installments over 10, 15 or 20 years, as elected by the named executive officer. The amount of each monthly installment is computed using an 8% discount rate using simple interest compounded annually. The change of control benefit is also payable in a single lump sum at the election of each executive.

Under the ORP, each participant has generally agreed not to compete with the Company for three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change of control.

Supplemental Savings Incentive Plan and Long-Term Retention Plan

The SSIP and LTRP also provide for the payment of the named executive officers’ vested account balances upon termination of employment, death or a change of control. A “termination of employment” occurs under the SSIP upon a participant’s severance, retirement or attainment of age 55 while totally disabled. A “termination of employment” occurs under the LTRP upon a participant’s severance or retirement. The definition of a “change of control” is the same definition used for the ORP, as described above. The material terms of the SSIP and LTRP, including the options to receive lump sum or installment payments, are described beginning on page 47 and on page 48, respectively.

Performance Unit Award Agreement

The material terms of the CEO’s Performance Unit Award Agreement are described on page 37.

In the event of a “change of control,” 40,000 performance units will become immediately vested, subject to certain adjustments for stock dividends and other fundamental corporate transactions. The definition of a “change of control” is the same definition used for the ORP, as described above.

If Mr. Harrison’s employment terminates for any reason other than a change of control (including death or disability), all unvested performance units will lapse and be forfeited.

Annual Bonus Plan

The Annual Bonus Plan, the material terms of which are described beginning on page 31, provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of total disability, retirement or death during any fiscal year, a participant is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant and the actual overall goal achievement factor attained for that year.

In the event of a “change of control,” each participant would be entitled to a pro-rata portion of the participant’s target award under the Annual Bonus Plan based on the portion of the year completed.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (i) after attaining age 60, (ii) after attaining age 55 and completing 20 years of service or (iii) as the result of total disability. The definition of a “change of control” is the same definition used for the ORP, as described above.

Long-Term Performance Plan

The Long-Term Performance Plan, the material terms of which are described beginning on page 34, also provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of the total disability, retirement or death of a participant after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, a participant is entitled to a pro-rata award based on the portion of the performance period completed by the participant.

In the event of a “change of control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” in the Long-Term Performance Plan is the same as the definition used in the Annual Bonus Plan, as described above. The definition of a “change of control” is the same as the definition used in the ORP, as described above.

Equity Compensation Plan Information

The following table provides information as of January 3, 2016, concerning the Company’s outstanding equity compensation arrangements as of that date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	160,000	(1)	—	250,000	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	160,000	(1)	—	250,000	(2)

(1)	Relates to the Performance Unit Award Agreement with Mr. Harrison that was approved by the Company’s stockholders on April 29, 2008. See Note 1 to table showing outstanding equity awards held by the named executive officers at the end of fiscal 2015 on page 44.

(2)	These shares of common stock are reserved for issuance pursuant to awards that may be made in the future under the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan approved by the Company’s stockholders on May 8, 2012.

Consideration of Risk Related to Compensation Programs

The Company has considered its compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated. As described in the “Compensation Discussion and Analysis” section beginning on page 28, the Compensation Committee and management have designed Coke Consolidated’s compensation program to achieve a number of goals, including the following:

●	Motivating our executive officers to achieve Coke Consolidated’s annual and long-term strategic goals;

●	Appropriately taking into account risk and reward in the context of the Company’s business environment and long-range business plans;

●	Being affordable and appropriately aligned with stockholder interests; and

●

Achieving a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives.

In light of these goals, the Compensation Committee, senior management and human resources personnel have considered risk as they designed the various elements of the Company’s compensation programs.

The Company notes the following factors with respect to the determination that any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated:

●	The belief that the Company’s compensation programs are reasonably balanced across types of compensation and the various objectives they are designed to reward;

●

While Coke Consolidated does not engage in compensation benchmarking, the Company does retain a compensation consultant to conduct comparative studies of the Company’s executive compensation relative to peer companies and survey data;

●

The Annual Bonus Plan and the Long-Term Performance Plan provide for payouts based on the achievement of key financial goals under Coke Consolidated’s long-range strategic plan and provide for increased payout as financial performance increases and less or no payout as financial performance decreases. Awards under these plans do not provide for payouts based on individual transactions that could transfer liability to Coke Consolidated beyond the award date. In addition, the performance units awarded to the Chief Executive Officer vest based upon Coke Consolidated achieving the specified corporate performance goals under the Annual Bonus Plan;

●

The specific corporate performance goals for the Annual Bonus Plan and the Long-Term Performance Plan are initially developed based on the Company’s annual budget. The Chief Financial Officer, the Senior Vice President, Planning and Administration and the Treasurer then use financial models to determine the appropriate award criteria and target goals for each plan. The financial models and plan goals are reviewed with and approved by the Chairman and Chief Executive Officer and the President and Chief Operating Officer of Coke Consolidated before being presented to, reviewed with and approved by the Committee; and

●

Performance goals are generally based on corporate and individual performance and are not based on other goals that may create increased risk such as the performance of individual business units or the accomplishment of particular tasks where the income and risk from the task extend over a significantly longer period of time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and certain persons who beneficially own more than 10% of Coke Consolidated stock to file with the SEC initial reports of ownership and reports of changes in ownership of Coke Consolidated stock and other equity securities. Based solely on a review of reports filed with the SEC and written representations that no other reports were required, the Company believes that its executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal 2015.

Compensation Committee Interlocks and Insider Participation

H.W. McKay Belk (until his resignation effective November 30, 2015), Sharon A. Decker, James H. Morgan and Dennis A. Wicker served on the Compensation Committee in fiscal 2015. None of the directors who served on the Compensation Committee in fiscal 2015 has ever served as one of the Company’s officers or employees or is or was a participant in fiscal 2015 in a related person transaction with the Company. During fiscal 2015, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Coke Consolidated’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016.

Submitted by the Compensation Committee of the Board.

Dennis A. Wicker, Chairman

Sharon A. Decker

James H. Morgan

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2016. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls.

During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended January 3, 2016 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board.

James H. Morgan, Chairman

Sharon A. Decker

James R. Helvey, III

William H. Jones

Dennis A. Wicker

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016. Coke Consolidated is presenting this appointment to its stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements and internal control over financial reporting for fiscal 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm is not required. Coke Consolidated is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

Ratification of the appointment of PricewaterhouseCoopers LLP as Coke Consolidated’s independent registered public accounting firm for fiscal 2016 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated common stock and class B common stock present, in person or by proxy, and entitled to vote on Proposal 2 at the Annual Meeting.

The Board unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended January 3, 2016 and December 28, 2014 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$2,172,200	$1,098,902
Audit-Related Fees(2)	1,385,612	844,017
Tax Fees	—	—
All Other Fees(3)	69,534	—

Total	$3,627,346	$1,942,919

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered by the independent registered public accounting firm for the audit of annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees relate to permitted services associated with various initiatives by the Company, including due diligence and other related activities associated with the Company’s ongoing expansion of its franchise territory pursuant to agreements with The Coca-Cola Company. See “Related Person Transactions—Transactions with The Coca-Cola Company.”

(3)	All Other Fees consist of fees for products and services provided by the independent registered public accounting firm other than for the services reported above in Audit Fees, Audit-Related Fees or Tax Fees.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal 2015 were approved by the Audit Committee. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Audit Committee has delegated pre-approval authority to its chairperson when necessary due to timing considerations. Any services approved by such chairperson must be reported to the full Audit Committee at its next scheduled meeting.

Additional Information

Stockholder Proposals for the 2017 Annual Meeting

If any stockholder wishes to present a proposal to the stockholders of Coke Consolidated at the 2017 Annual Meeting of Stockholders, such proposal must be received by the Company at its principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November 30, 2016. All stockholder proposals will need to comply with Rule 14a-8 of the Exchange Act. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the proxy materials.

If the Company receives notice of stockholder proposals after February 13, 2017, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

2015 Annual Report to Stockholders

This Proxy Statement is accompanied by the 2015 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016. The 2015 Annual Report to Stockholders and the Form 10-K, which contains the audited consolidated financial statements and other information about the Company, are not incorporated in this Proxy Statement and are not to be deemed a part of the proxy soliciting material.

Copies of this Proxy Statement and the 2015 Annual Report to Stockholders are available at www.proxyvote.com and the investor relations portion of the Company’s website, www.cokeconsolidated.com. A printed set of these materials, including a copy of the Form 10-K for the fiscal year ended January 3, 2016, is also available to stockholders without charge upon written request to the Company’s Chief Financial Officer at Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

COCA-COLA BOTTLING CO. CONSOLIDATED 4100 COCA-COLA PLAZA CHARLOTTE, NC 28211-3481
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 9, 2016. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 9, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Coca-Cola Bottling Co. Consolidated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M99923-P72393
KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COCA-COLA BOTTLING CO. CONSOLIDATED
For All
Withhold All
For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Coke Consolidated’s Board of Directors recommends you vote FOR ALL of the following nominees:
1. Election of Directors
Nominees:
01) J. Frank Harrison, III
02) Alexander B. Cummings, Jr.
03) Sharon A. Decker
04) Morgan H. Everett
05) Henry W. Flint
06) James R. Helvey, III
07) William H. Jones
08) Umesh M. Kasbekar
09) James H. Morgan
10) John W. Murrey, III
11) Sue Anne H. Wells
12) Dennis A. Wicker
Coke Consolidated’s Board of Directors recommends you vote FOR the following proposal:
For
Against
Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
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(see reverse for instruction)
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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
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Date
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Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.
M99924-P72393
COCA-COLA BOTTLING CO. CONSOLIDATED 2016 Annual Meeting of Stockholders May 10, 2016 This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoint(s) J. Frank Harrison, III, Henry W. Flint and Umesh M. Kasbekar, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock or Class B Common Stock of Coca-Cola Bottling Co. Consolidated that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2016 at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, NC 28211, and any adjournment or postponement thereof. The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE.
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